Exhibit 10.1

EXECUTION VERSION

Dated 24 February 2015

RAILINVEST INVESTMENTS LIMITED

THE MANAGEMENT SELLERS

THE PURCHASER

THE PURCHASER’S GUARANTOR

SHARE PURCHASE AGREEMENT

relating to RailInvest Holding Company Limited

Contents

	Clause	Page

1	Definitions and interpretation	2
2	Interpretation	9
3	Sale and purchase	10
4	Consideration	12
5	Period before Completion	12
6	Clause 6 Schedule	14
7	Completion	14
8	Leakage	15
9	Warranties and undertakings	16
10	Limitation of liability	22
11	Tax information	25
12	Announcements and confidentiality	26
13	Guarantee	27
14	Notices	27
15	VAT Credit and other Corporation Tax Deductions for Disclosed Seller Transaction Costs and Management Transaction Bonuses	30
16	General	31
Schedule 1 The Sellers		40
Part 1 - Institutional Seller		40
Part 2 - Management Sellers		41
Part 3 - Warrantors		42
Schedule 2 Pre-Completion Conduct of Group Companies		43
Schedule 3 Completion Obligations		45
Schedule 4 Deliberately left blank		49
Schedule 5 Guarantee and Indemnity		50
Schedule 6 Management Warranties		53
Schedule 7 The Subsidiaries		64

This Agreement is made on February 24, 2015

Between

(1)	RailInvest Investments Limited a limited company incorporated in the Cayman Islands whose registered office is at c/o Paget Brown Trust Company Limited, Boundary Hall, Cricket Square, Grand Cayman KY1-1102, Cayman Islands (Institutional Seller);

(2)	The persons whose names and addresses are stated in part 2 of schedule 1 (together, the Management Sellers);

(3)	GWI UK Acquisition Company Limited a company incorporated in England and Wales whose registered office is at 5TH Floor, 6 St. Andrew Street, London EC4A 3AE, United Kingdom (Purchaser); and

(4)	Genesee & Wyoming Inc. a company incorporated in the State of Delaware whose registered office is at 1209 Orange Street, Wilmington, Delaware 19801, U.S.A (Purchaser’s Guarantor).

It is agreed

1	Definitions and interpretation

1.1	In this Agreement, unless the context requires otherwise:

3.4 Class Consent has the meaning given in clause 3.4

3.4 Shareholder Resolution has the meaning given in clause 3.4

Additional Consideration means £51,345,397.07

Affiliate means with respect to any person, any other person that, directly or indirectly, is Controlled by, Controls or is under common Control with such first person

Agreement means this share purchase agreement, including the schedules, as amended or restated from time to time

Announcement means the announcement in the agreed form relating to the Transaction

A Ordinary Shares means, if any, that number of class A ordinary shares of £0.0001 each in the capital of the Company in issue at Completion after conversion of some or all such shares into Deferred Shares in accordance with Article 3.4.4 of the Articles

Articles means the articles of association of the Company (as amended by the Articles Amendments to be adopted pursuant to the 3.4 Shareholder Resolution) and references to Article shall be construed accordingly

Articles Amendments means the amendments to be made to the articles of association of the Company as at the date of this Agreement in the agreed form

Attorney has the meaning given to such term in the relevant Small Sellers’ PoA or Delayed PoA (as the case may be)

Base Consideration means £473,794,410

Business Day means any day that is not a Saturday or Sunday or a public holiday in England or the United States of America;

Business Plan means the business plan for the Group in the form of the document titled “Forecast Model” on page 24 of the financial vendor due diligence report prepared by Ernst & Young LLP, a copy of which report is document 1.2.8 in the Data Room

Called Seller means any holder of SFA Shares who is not a Management Seller

Called Shares means the Shares held by the Called Sellers

Called Shares Transfers has the meaning set forth in paragraph 1.5(b)(ii) of schedule 3 (Completion Obligations)

Clause 6 Schedule has the meaning given to it in clause 6.1

Company means RailInvest Holding Company Limited, a company incorporated and registered in England and Wales with company number 6522978 whose registered office is at 3rd Floor, The Podium, One Eversholt Street, London NW1 2FL

Company’s Account means:

Account Name:	RailInvest Holding Company Limited

Sort Code:	##-##-##

Account Number:	########

Bank:	#########

Branch:	#########

IBAN:	#### #### #### #### ##

SWIFTBIC:	########

Completion Date means 24 March 2015

Completion means completion of the sale and purchase of the Shares in accordance with clause 7.1 and 7.2

Confidentiality Agreement means the confidentiality agreement dated 2 May 2014 and made between Freightliner Group Limited and the Purchaser’s Guarantor

Consideration has the meaning given to it in clause 4.1

Control means, in relation to any person, the power to directly or indirectly positively influence and control how another person operates its business by virtue of holding a majority of the voting shares in the capital of that person or by virtue of binding contractual arrangements and “Controlled” and “Controlling” shall be interpreted accordingly

Data Room means the electronic data room in respect of the Group made available to the Purchaser and its advisers at https://services.intralinks.com

Data Room Index means the index of the contents of the Data Room attached as Schedule 2 to the Disclosure Letter containing the documents listed in the Data Room Index, a complete copy of which the Sellers shall provide to the Purchaser on CD-Rom as soon as reasonably practicable after the date of this Agreement

Deferred Shares means, if any, that number of deferred shares of £0.0001 each in the capital of the Company in issue at Completion after conversion of some or all the A Ordinary Shares into deferred shares in accordance with Article 3.4.4 of the Articles

Delayed PoA means each power of attorney which is in substantially the same form as a Small Sellers’ PoA and which is executed by a holder of Shares in accordance with clause 3.3(a), and Delayed PoAs means all of them

Delayed Seller has the meaning given in clause 3.3(a)

Disclosed means fairly disclosed with sufficient detail to enable a purchaser to identify the nature and the scope of the matter disclosed

Disclosed Seller Transaction Costs means the Seller Transaction Costs incurred as set out in the Clause 6 Schedule

Disclosure Letter means the letter dated the same date as this Agreement from the Warrantors to the Purchaser in relation to the Warranties

Drag Along Notice has the meaning given to it in the Articles

Dragged Seller means any holder of Shares who is not a Seller, a Small Seller, a Delayed Seller, the Trustee (if the Trustee has executed the Trustee SPA) or a Called Seller

Dragged Shares means the Shares held by the Dragged Sellers

Dragged Shares Transfers has the meaning set forth in paragraph 1.5(b)(i) of schedule 3 (Completion Obligations)

Encumbrance means all security interests, mortgages, charges, options, pledges, liens, equities, claims, or other third party rights or interests (including rights of pre-emption) of any nature whatsoever

Group Companies means the Company and each Subsidiary, each being a Group Company

Group means all of the Group Companies, taken as a whole

Leakage means

(a)	any dividend, bonus or other distribution of capital, income or profit declared, paid or made (in cash or otherwise) or any repurchase, redemption, repayment or return or reduction of share or loan capital (or any other debt or equity securities) by any Group Company to or for the benefit of any Seller or any Related Person of that Seller (other than to any other Group Company);

(b)	any payments (including any management, monitoring, service, shareholders’ or directors’ fees, bonuses or other compensation) made or agreed to be made by any

Group Company to or for the benefit of, or any transfer of assets, value, rights or benefits to or for the benefit of, or any liabilities assumed, indemnified, incurred or discharged by any Group Company for the benefit of, any Seller or any Related Person of that Seller (including with respect to any share capital or other debt or equity securities of any Group Company);

(c)	the waiver, deferral or release by any Group Company of, or agreement to waive, defer or release (whether conditional or not), any amount owed to that Group Company by any Seller or any Related Person of that Seller;

(d)	the payment by any Group Company of, or agreement to pay (whether conditional or not), any bonuses to any officer or employee of a Group Company in connection with the Transaction or any Seller Transaction Costs in excess of the Disclosed Seller Transaction Costs, in each case, for the benefit of any Seller or any of their Related Persons (which for the purposes of clause 8 (Leakage) shall, to the extent not received by a Seller or any Related Person of any Seller, be deemed to be received by all Sellers pro rata to the proportion of the Consideration that they receive pursuant to this Agreement); and

(e)	any liability for Tax of any Group Company arising in consequence of any of the matters set out in sub-paragraphs (a) to (d) above,

but excluding, in each case:

(i)	any Permitted Leakage Payment;

(ii)	the following management bonuses:

(A)	the Management Transaction Bonuses; and

(B)	those paid in accordance with past practice and in the ordinary course as listed in the email sent by Sian Evans to Matthew Walsh on 17 February 2015 at 19:18;

(iii)	any payment made in accordance with past practice and in the ordinary course in respect of the salary, bonus, pensions contributions, life assurance payments, medical insurance, car allowances, expenses and holiday pay accrued and due to any Seller who is an officer or employee of a Group Company under and in accordance with such person’s contract of employment, service agreement or engagement letter

(sub-paragraphs (i) to (iii) above, “Permitted Leakage”)

Leakage Amount has the meaning given to it in clause 4.2

Locked Box Accounts means the consolidated, audited accounts of the Group prepared for the 12 month period ending on the Locked Box Date

Locked Box Date means 29 March 2014

Management Sellers means the entities and individuals set out in schedule 1, part 2 (each a Management Seller)

Management Sellers’ Representative means Russell Mears, or such other person as may from time to time be appointed in accordance with clause 14.7

Management Transaction Bonuses means those transaction bonuses paid with respect to the Transaction as listed in the email sent by Sian Evans to Matthew Walsh on 17 February 2015 at 19:18 together with any Tax (including employer’s national insurance contributions payable by a Group Company in respect of such bonuses), the aggregate amount of which is £436,992;

Management Warranty Claim means any claim, proceeding, suit or action against a Warrantor in respect of any breach under clause 9.3 relating to paragraph 2 of schedule 6 only

Manager’s Questionnaire means the questionnaire signed by each Management Seller in the agreed form

Mandatory Sale Notice has the meaning given to it in the Articles

Non-Cash Consideration Amount means that part of the Consideration that the Management Sellers, the Small Sellers and the Delayed Sellers will receive (pursuant to, in the case of the Management Sellers, the equity term sheet dated the same date as this Agreement between the Management Sellers and GWI UK Holding Limited and, in the case of the Small Sellers and the Delayed Sellers, schedule one of the Small Sellers’ SPA) by way of shares in the capital of the Purchaser

Ordinary Shares means the 376,393,854 ordinary shares of £0.0001 each in the capital of the Company

Outstanding Management Loans means the outstanding loans made by the Company to certain Management Sellers pursuant to a loan deed dated 24 July 2008

Outstanding Management Loan Amount means the principal amount plus accrued interest outstanding in respect of the Outstanding Management Loans as at the Completion Date

Pension Schemes means the Freightliner Shared Cost Section of the Railways Pension Scheme, the Industry-Wide Defined Contribution Section of the Railways Pension Scheme, the Superannuation Guarantee Scheme in Australia and the Spoorwegpensioenfonds in the Netherlands

Permitted Leakage Payment means

(a)	any payment provided for under the terms of this Agreement;

(b)	monitoring fees paid by a Group Company to the Institutional Seller or its Related Persons in respect of the period from (and including) the Locked Box Date to (and including) Completion in aggregate not exceeding £3,994,405 (inclusive of VAT); and

(c)	payment of the Disclosed Seller Transaction Costs

Pre-Contractual Statement has the meaning set forth in clause 16.12(b)

Process Agent has the meaning set forth in clause 16.28

Property means any real estate owned or leased by a Group Company

Purchaser’s Group means the Purchaser and its Related Persons

Related Person means

(a)	in the case of a body corporate, any subsidiary undertaking or parent undertaking of that body corporate and any subsidiary undertaking of any such parent undertaking, in each case from time to time;

(b)	in the case of an individual, any spouse and/or lineal descendant by blood or adoption of that individual or any person(s) acting in the capacity of trustee(s) of a trust of which that individual is the settlor; and

(c)	in the case of a limited partnership (i) any nominee or trustee of the limited partnership, (ii) the partners in that limited partnership or their nominees, (iii) any general partner, investment manager or investment adviser to the limited partnership and any other investment fund managed or advised by any such person or its Related Persons; and

(d)	any Related Person of any person in sub-paragraphs (a) to (c) above (other than (c)(ii)).

Relevant Seller has the meaning given to it in clause 4.2

Seller Claim means any claim, proceeding, suit or action against a Seller in respect of any breach under clauses 9.1 or 9.2

Seller Transaction Costs means any third party professional fees or out of pocket costs or expenses paid, incurred or owing directly in connection with the Transaction by any Group Company, in each case including any VAT or other taxes payable in the ordinary course by any Group Company in respect of payment of such fees, expenses or costs

Sellers means the Institutional Seller and the Management Sellers, and each a Seller

Sellers’ Solicitors means Milbank, Tweed, Hadley & McCloy LLP and Addleshaw Goddard LLP

Sellers’ Solicitors’ Account means the bank account details of which are notified in writing to the Purchaser not less than 7 days prior to the Completion Date

SFA Shares means the 350,000 SFA shares of £0.0001 each in the capital of the Company

Shares means together, the A Ordinary Shares, the Deferred Shares, the Ordinary Shares and the SFA Shares, which together will, at Completion, comprise the entire issued share capital of the Company

Small Sellers means the individuals who have executed a Small Sellers’ PoA on the date of this Agreement (each a Small Seller)

Small Sellers’ PoA means a power of attorney signed by a Small Seller, which has been provided by the Sellers to the Purchaser on the date of this Agreement, and Small Sellers’ PoAs means all of them

Small Sellers’ Shares means, in respect of any Small Seller, the Shares listed opposite such Seller’s name in schedule 1 of the Small Sellers’ SPA

Small Sellers’ SPA means the sale and purchase agreement in the agreed form relating to the sale of the Shares held by each of the Small Sellers and the Delayed Sellers to the Purchaser

Subsidiaries means the companies listed in schedule 7 and Subsidiary means any one of them

Surviving Provisions means clauses 1, 9.1, 9.2, 9.3, 9.5, 9.6, 9.7, 10, 12, 14 and 16

Tax or Taxation means all forms of taxation whether of the United Kingdom or elsewhere and whether direct or indirect and whether levied by reference to actual, deemed, gross or net income, profits, gains, net wealth, asset values, turnover, added value, receipt, payment, sale, use, occupation, franchise or values or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all related penalties, charges, surcharges, fines, costs and interest relating thereto

Taxation Authority means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation

Transaction means the transactions contemplated by the Transaction Documents

Transaction Documents means this Agreement, each document in the agreed form and any other document entered into or to be entered into pursuant to this Agreement

Trustee means RBC Trustees (Guernsey) Limited (acting as trustee for the Company’s employee benefit trust), a company incorporated in Guernsey whose registered office is Canada Court, Upland Road, St Peter Port, Guernsey, GY13BQ

Trustee SPA means the sale and purchase agreement in the agreed form relating to the sale of the Shares held by the Trustee to the Purchaser

Vendor Due Diligence Reports means the following vendor due diligence reports :

(i)	the legal report prepared by Addleshaw Goddard LLP dated 23 February 2015;

(ii)	the legal report prepared by Swaab Attorneys dated 31 October 2014;

(iii)	the legal report prepared by Linklaters C. Wiśniewski i Wspólnicy Spółka Komandytowa dated 10 November 2014;

(iv)	the legal report prepared by Eversheds B.V. and Heisse Kursawe Eversheds dated 19 November 2014;

(v)	the commercial due diligence report prepared by Oliver Wyman dated October 2014 and

(vi)	the financial due diligence reports prepared by Ernst & Young LLP (as set out in folder 1.2 of the Data Room) dated 7 November 2014

Warranties means the warranties set out in schedule 6 (Warranties) and Warranty shall mean any of them

Warrantors means those Management Sellers whose names are stated in part 3 of schedule 1

Warranty Claim means any claim, proceeding, suit or action against a Warrantor in respect of any breach under clause 9.3

Warranty Liability Percentage means, in respect of each Warrantor, the percentage calculated in accordance with the following formula:

x y	multiplied by 100

1 X	where:

x = the amount set against the name of the relevant Warrantor in column (2) of schedule 1, part 3 to this Agreement; and

y = the aggregate of the amounts set against the names of all of the Warrantors in column (2) of schedule 1, part 3 to this Agreement

1.2	References to the Parties are to the parties to this Agreement, and each is a Party.

1.3	References to clauses are to the clauses of this Agreement.

1.4	References to the schedules are to the schedules to this Agreement, which form part of this Agreement and have the same force and effect as if set out in the body of this Agreement.

1.5	Where any capitalised term is defined within a particular clause in the body of this Agreement, that term shall bear the meaning ascribed to it in that clause wherever it is used in this Agreement.

2	Interpretation

2.1	The table of contents and headings to clauses and schedules and are included for ease of reference only, and are not to affect the interpretation of this Agreement.

2.2	In this Agreement, unless expressly stated otherwise:

(a)	the words include or including (or any similar term) are not to be construed as implying any limitation;

(b)	general words shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things;

(c)	words indicating gender shall be treated as referring to the masculine, feminine or neuter as appropriate;

(d)	a reference to a statute, statutory provision or subordinate legislation (legislation) refers to such legislation as it is in force at the date of this Agreement;

(e)	any reference to any document other than this Agreement is a reference to that other document as amended, varied, supplemented, or novated (in each case, other than in breach of the provisions of this Agreement) at any time;

(f)	a reference to a document in the agreed form means a form of document agreed by each of the Institutional Seller, the Purchaser and the Management Sellers’ Representative, and signed by or on behalf of each such person for the purposes of identification;

(g)	references to the time of day are to London time;

(h)	a reference to something being in writing or written includes any mode of representing or reproducing words in visible form that is capable of reproduction in hard copy form, including words transmitted by email but excluding any other form of electronic or digital communication;

(i)	any reference to a person includes any individual, body corporate, trust, partnership, joint venture, unincorporated association or governmental, quasi-governmental, judicial or regulatory entity (or any department, agency or political sub-division of any such entity), in each case whether or not having a separate legal personality, and any reference to a company includes any company, corporation or other body corporate, wherever and however incorporated or established;

(j)	any reference to a holding company or a subsidiary means a holding company or subsidiary as defined in section 1159 (and Schedule 6) of the Companies Act 2006, and any reference to a subsidiary undertaking or a parent undertaking means a subsidiary undertaking or a parent undertaking as defined in section 1162 (and Schedule 7) of the Companies Act 2006, save in each case that that a company shall be treated for the purposes of the membership requirement in such sections as a member of another company even if its shares in that other company are registered in the name of (i) its nominee or (ii) another person (or its nominee) by way of security or in connection with the taking of security;

(k)	unless otherwise defined in this Agreement, words and phrases which are generally defined for the purposes of the Companies Act 2006 shall bear the meanings attributed to them by that Act as at the date of this Agreement; and

(l)	any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

2.3	The obligations of each Seller under this Agreement are several and not joint. No claim may be made against any Seller in respect of any breach of this Agreement by or that relates to any other Seller.

3	Sale and purchase

Agreement to sell and purchase

3.1	On and subject to the terms of this Agreement, each Seller shall sell, or procure the sale of, with full title guarantee, and the Purchaser shall purchase, the Shares listed opposite such Seller’s name in schedule 1, part 1 (Institutional Seller) or schedule 1, part 2 (Management Sellers) (as relevant) together with all rights attached or accruing to such Shares at the Completion Date, free of any Encumbrance.

3.2	The Purchaser shall acquire the Small Sellers’ Shares on the terms set out in the Small Sellers’ SPA which the Sellers shall deliver at Completion pursuant to paragraph 1.4 of schedule 3.

3.3	The Sellers shall:

(a)	use reasonable efforts from the date hereof until Completion to obtain from each holder of Shares who is not a Seller, a Small Seller, a Called Seller or the Trustee a Delayed PoA to enable the Attorney to execute the Small Sellers’ SPA (each such holder of Shares who so executes a Delayed PoA being a “Delayed Seller”) and shall deliver the Small Sellers’ SPA executed by the Attorney in respect of each such holder of Shares at Completion in accordance with paragraph 1.4 of schedule 3. Following the execution of any Delayed PoA by a Delayed Seller, the Sellers shall provide a copy of such Delayed PoA to the Purchaser; and

(b)	use reasonable efforts from the date hereof until Completion to obtain from the Trustee the Trustee SPA in respect of all Shares held by the Trustee duly executed by the Trustee and shall deliver the Trustee SPA executed by the Trustee at Completion in accordance with paragraph 1.4 of schedule 3. Following the execution of Trustee SPA by the Trustee, the Sellers shall provide a copy of the Trustee SPA executed by the Trustee to the Purchaser.

3.4	As soon as reasonably practicable following the execution of this Agreement:

(a)	the Sellers shall by way of written resolution of the shareholders of the Company, or by way of convening and holding a general meeting of the Company, approve the adoption of the Articles Amendments (the “3.4 Shareholder Resolution”). As soon as the necessary resolution has been passed, the Sellers shall notify the Purchaser of such in writing; and

(b)	the Management Sellers shall by way of written resolution of the holders of A Ordinary Shares, or by way of convening and holding a class meeting of the holders of A Ordinary Shares, consent to the adoption of the Articles Amendments (the “3.4 Class Consent”). As soon as the necessary resolution has been passed, the Sellers shall notify the Purchaser of such in writing.

3.5	Following the 3.4 Shareholder Resolution being passed and the 3.4 Class Consent being given and not less than seven days before the Completion Date, the Sellers shall serve the Drag Along Notice in accordance with Article 11.2 of the Articles, and following that, shall serve the Mandatory Sale Notice on the Company in accordance with Article 11.3 of the Articles (each as defined in the Articles and in a form to be agreed between the Institutional Seller, the Management Sellers’ Representative and the Purchaser, each acting reasonably). The Sellers shall provide copies of the Drag Along Notice and the Mandatory Sale Notice to the Purchaser and shall confirm in writing to the Purchaser they have been sent.

3.6	At Completion, the Purchaser shall acquire:

(a)	any Shares (other than the SFA Shares) that are not being acquired by it pursuant to this Agreement, the Small Sellers’ SPA or the Trustee SPA (the “Drag Along Shares”), pursuant to the Drag Along Notice at a price determined in accordance with Articles 11.6(A) and 11.6(B) of the Articles; and

(b)	all the SFA Shares pursuant to the Mandatory Sale Notice at a price determined in accordance with Article 11.6(A) of the Articles.

3.7	The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the sale of all the Shares is completed simultaneously.

Waiver of pre-emption rights

3.8	Each Seller hereby irrevocably waives any and all rights in respect of the Shares that may have been conferred on such Seller, by the Articles or otherwise, including:

(a)	any rights of redemption, pre-emption, first refusal or transfer;

(b)	any rights relating to the terms of transfer and/or the consideration, interest and/or dividends receivable for or on any Shares; and

(c)	any rights to acquire any Shares.

4	Consideration

Total

4.1	Subject to clauses 4.2 and 4.3, the total consideration for the purchase of the Shares (the Consideration) shall be the aggregate of:

(a)	the Base Consideration; PLUS

(b)	the Additional Consideration; LESS

(c)	an amount equal to the aggregate of the Disclosed Seller Transaction Costs and the Management Transaction Bonuses.

The payment of the Consideration shall be satisfied in accordance with clause 7.2 and schedule 3 (Completion Obligations).

Adjustments to the Consideration

4.2	If any Leakage is notified under clause 8 or otherwise comes to the attention of the Purchaser at or prior to Completion and a Seller alleged to be in breach of clause 8.1 (each a Relevant Seller) agrees that such Leakage has occurred and the amount of such Leakage (a Leakage Amount), the Consideration shall be reduced by an amount equal to the aggregate Leakage Amounts, which shall discharge each Relevant Seller’s obligation to make payment of such Leakage Amount under clause 8.2. Each Seller agrees that any Leakage Amount shall be deducted from the Consideration that would otherwise be apportioned to the Relevant Seller.

4.3	If any payment is to be made by any Seller to the Purchaser in respect of any Seller Claim or Warranty Claim or pursuant to clause 8.2, the payment shall be made by way of adjustment of the consideration paid by the Purchaser for the Shares under this Agreement, which shall be deemed to have been reduced by the amount of such payment.

5	Period before Completion

5.1	Except as otherwise agreed with the Purchaser, and subject to clause 5.2, between the time of this Agreement and Completion each Seller shall exercise any and all rights it might have (including any voting rights attached to its Shares) to the extent it is legally able to do so to ensure that the business of each Group Company is carried out in accordance with the matters specified in schedule 2 (Pre-Completion Conduct of Group Companies).

5.2	Clause 5.1 shall not operate so as to restrict or prevent:

(a)	the completion or performance of any obligations undertaken pursuant to any contract or arrangement entered into by any member of the Group prior to the date of this Agreement that has been disclosed in the Data Room;

(b)	any matter contemplated in this Agreement or the other Transaction Documents;

(c)	any matter undertaken at the written request of the Purchaser; or

(d)	any matter required by law, regulation or any governmental or regulatory authority.

5.3	Each Seller shall, at the sole expense of the Purchaser exercise any and all rights it might have (including any voting rights attached to its Shares), to the extent it is legally able to do so, to ensure that each Group Company shall, save where unable to do so pursuant to any pre-existing confidentiality undertaking or pursuant to law or regulation:

(a)	allow the Purchaser and its agents access to, and to take copies of, the books (including cash books) and records of each Group Company; and

(b)	prepare for the introduction of the Purchaser’s normal working procedures in readiness for Completion in so far as is reasonable; and

(c)	co-operate with the Purchaser’s requests (if any) to request that counterparties to the Group’s contractual arrangements provide consent for, or waive their rights in respect of, any change of control of the relevant Group Company, including:

(i)	submitting the relevant written waiver or consent to the relevant counterparty promptly following a request from the Purchaser;

(ii)	promptly notifying the Purchaser (and providing copies or, in the case of non-written communications, details) of any substantive communications with or from the relevant counterparty in respect of a waiver or consent;

(iii)	following consultation with the Purchaser and with the Purchaser’s prior written consent, promptly providing such information and assistance as may be requested by any relevant counterparty in respect of a waiver or consent;

(iv)	using its reasonable endeavours to allow persons nominated by the Purchaser to attend all meetings (and participate in all telephone or other conversations) with any relevant counterparty; and

(v)	giving notice to the Purchaser of the grant of any waiver or consent by any relevant counterparty and delivering to the Purchaser a copy of each written waiver or consent duly executed by the relevant counterparty as soon as reasonably practicable following receipt of the same by any Seller or any Group Company.

5.4	The Institutional Seller shall exercise any and all rights it might have as a holder of Shares (including any voting rights attached to its Shares) to the extent it is legally able to do so to ensure that Article 3.4 (Sale) of the Articles is operated and performed in accordance with its terms prior to Completion and shall deliver to the Purchaser prior to Completion a certified copy of the register of members of the Company which correctly records each holding of Shares following the operation and performance of Article 3.4 (Sale) of the Articles.

5.5	The Institutional Seller shall exercise any and all rights it might have as a holder of Shares (including any voting rights attached to its Shares) to the extent it is legally able to do so to ensure that Article 11 (Drag Along and Mandatory Transfer) of the Articles is operated and performed in accordance with its terms on or prior to Completion.

5.6	The Sellers shall procure that there is sent to each works council (or each applicable economic committee) representing the employees of the Group Companies in Germany a letter (in a form to be agreed between the Sellers and the Purchaser, each acting reasonably) informing such works council (or applicable economic committee) of the Transaction.

6	Clause 6 Schedule

6.1	At least three Business Days prior to the Completion Date, the Institutional Seller shall deliver to the Purchaser:

(a)	a schedule (the Clause 6 Schedule) setting out:

(i)	the amount of any Leakage;

(ii)	the Outstanding Management Loan Amount;

(iii)	the Disclosed Seller Transaction Costs; and

(b)	the Small Sellers’ SPA duly executed by all the Small Sellers and the Delayed Sellers.

7	Completion

Date and place

7.1	Completion shall take place at the offices of the Sellers’ Solicitors:

(a)	at 12:00 p.m. (UK time) on the Completion Date; or

(b)	on such other date and time as the Parties may agree.

Completion arrangements

7.2	At Completion, the Sellers and the Purchaser shall comply with their respective obligations as specified in schedule 3 (Completion Obligations).

Breach of completion obligations

7.3	If any of the Sellers or the Purchaser fails to comply with any obligation specified in schedule 3 (Completion Obligations), the Institutional Seller, in the case of non-compliance by the Purchaser, and the Purchaser, in the case of non-compliance by any of the Sellers, shall be entitled by written notice to the other Parties, served on the day that would otherwise be the Completion Date, to:

(a)	defer Completion for a period of up to ten Business Days (in which case the provisions of this clause 7.3 shall apply to Completion as so deferred);

(b)	require all Parties to effect Completion so far as practicable having regard to the defaults that have occurred (and if the Purchaser exercises its right pursuant to this clause 7.3(b) completion of the purchase of some of the Shares does not affect the Purchaser’s rights in connection with the other Shares); or

(c)	terminate this Agreement,

in each case without prejudice to the rights of the other Parties under this Agreement (including the right to claim damages) or otherwise.

Repayment of Outstanding Management Loans

7.4	Each relevant Management Seller hereby instructs the Purchaser to pay an amount of the Consideration due to such Management Seller pursuant to clause 7.2 which is equal to the Outstanding Management Loan Amount owed by that Management Seller under the Outstanding Management Loan to which he is a party directly to the Company in satisfaction by the Management Seller of such Outstanding Management Loan Amount in accordance with paragraph 2.1(b) of schedule 3 (Completion Obligations).

8	Leakage

8.1	Each Seller severally undertakes to the Purchaser that:

(a)	as at the date of this Agreement, since the Locked Box Date, there has not been any Leakage to or for the benefit of it or its Related Persons and that none will occur from (and including) the date of this Agreement up to (and including) Completion; and

(b)	other than agreements or arrangements in respect of Permitted Leakage, no arrangement or agreement that has or will result in Leakage to or for the benefit of it or its Related Persons being incurred at any time after (and including) the Locked Box Date has at any time been made or entered into and no such arrangement or agreement shall be entered into from the date of this Agreement until (and including) Completion.

8.2	If any breach of clause 8.1 occurs, provided that the Purchaser has notified each Relevant Seller in writing of its obligation to make such payment within eight months of the Completion Date, providing reasonably sufficient evidence as to the quantum of such Leakage, each Relevant Seller shall, on five Business Days’ notice by the Purchaser, pay to the Purchaser (or, at the Purchaser’s election, any Group Company) an amount (on a pound for pound basis) in cash equal to the amount of any Leakage received by or for the benefit of such Relevant Seller or any of its Related Persons plus an incremental amount calculated at a rate of 5.00% per annum from (and including) the date on which such Leakage occurred to (but excluding) the date the amount is received by the Purchaser together with any other costs and expenses (including Tax) reasonably incurred by the Purchaser or any member of the Purchaser’s Group in connection with the investigation and recovery of such amount. Once such payment has been made pursuant to this clause 8.2, the Relevant Seller shall have no further liability under this Agreement with respect to the acts or omissions giving rise to such Leakage, including, in particular, any liability under clause 8.1(a) or 8.1(b).

8.3	Each Seller undertakes to notify the Purchaser in writing as soon as practicable after becoming aware of any breach of clause 8.1.

8.4

If any Seller is required to make a deduction or withholding for or on account of Tax on a payment made under clause 8.2 above or if a payment received in accordance with clause 8.2 above is subject to Tax in the hands of the Purchaser, each Relevant Seller shall pay such additional amount as will leave the Purchaser with the same amount as it would have received had the payment not been subject to any such Tax. To the extent that any such additional amount results in the Purchaser obtaining a relief, the Purchaser shall pay to each

Relevant Seller, within five Business Days of obtaining the benefit of the relief, an amount (to be determined by the Purchaser acting reasonably) equal to 75% of the lesser of the actual cash Tax saving from the utilisation of such relief obtained and the additional amount.

9	Warranties and undertakings

Institutional Seller’s Fundamental Warranties

9.1	The Institutional Seller warrants to the Purchaser as at the date of this Agreement and on the Completion Date (by reference to the facts and circumstances as at Completion) that:

(a)	the Institutional Seller is a company duly incorporated under the laws of the Cayman Islands;

(b)	it is the sole legal and beneficial owner of the Shares set forth against its name in column 2 of schedule 1, part 1, and such Shares are fully paid up;

(c)	the 376,393,854 Ordinary Shares, 100,000,000 A Ordinary Shares and, 350,000 SFA Shares constitute the whole of the allotted and issued share capital of the Company as at the date of this Agreement;

(d)	the Institutional Shareholder does not hold any outstanding option or right to acquire any share in the capital of the Company, nor is it party to any agreement or commitment outstanding which calls for (or accords any person the right to call for) the creation, allotment, issue, redemption, repayment or transfer of any share in the capital of the Company;

(e)	save for any Encumbrance that will be discharged upon Completion, there is no Encumbrance in relation to any Share set forth against its name in column 2 of schedule 1, Part 1, and there is no agreement or commitment to give or create any Encumbrance and, so far as it is aware, no claim has been made by any person to be entitled to any Encumbrance in relation to any such Share;

(f)	it has the requisite power and authority to enter into, deliver and perform its obligations under this Agreement and each other Transaction Documents to which it is a party.

(g)	its obligations under this Agreement and each other Transaction Document to which it is a party will, when delivered, constitute its valid and binding obligations in accordance with their respective terms;

(h)	the execution and delivery of, and the performance by the Institutional Seller of its obligations under this Agreement and each other Transaction Document to which it is a party will not:

(i)	conflict with or result in a material breach of any provision of the memorandum or articles of association of the Institutional Seller;

(ii)	result in a material breach of, or constitute a default under, any instrument to which the Institutional Seller is a party or by which the Institutional Seller is bound; or

(iii)

save as set out in this Agreement, and so far as it is aware, require the Institutional Seller to obtain any consent or approval of, or give any notice to or make any registration with, any governmental, regulatory or other authority that has not been unconditionally and irrevocably obtained or made at the date of this Agreement (save for any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement) or result in a breach of any order, judgment or decree of any court or governmental agency to which the Institutional Seller is a party or by which the Institutional Seller is bound;

(i)	the Institutional Seller is not insolvent or unable to pay its debts as they fall due and has not proposed and is not subject to any arrangements (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them. No steps have been taken to enforce any security over any assets of the Institutional Seller and no event has occurred to give the right to enforce any such security;

(j)	as at Completion, there will be no agreement or arrangement (legally enforceable or not) to which any Group Company is a party and in which the Institutional Seller, any director, employee, agent or officer of the Institutional Seller, or any of their respective Related Persons is interested in any way;

(k)	no Group Company has any liability or obligation (actual or contingent) in respect of, and none of the Institutional Seller, its Related Persons or, so far as the Institutional Seller is aware, any Small Seller, Delayed Seller, Called Seller or Dragged Seller or their respective Related Persons, is entitled to receive any, fee, brokerage, commission, bonus or expense, incurred or to be incurred in connection with or arising as a result of the Transaction other than pursuant to the Management Transaction Bonuses; and

(l)	it has, or with effect from Completion will have, and will procure that each of its Related Persons has, or with effect from Completion will have, no claims or demands against any Group Company and each Group Company has been released from all obligations and liabilities to the Institutional Seller and any of its Related Persons in respect of any period prior to Completion.

Management Sellers’ Fundamental Warranties

9.2	Each Management Seller severally warrants to the Purchaser in respect of himself only as at the date of this Agreement and on the Completion Date (by reference to the facts and circumstances as at Completion) that:

(a)	he is on the date of this Agreement the sole legal and beneficial owner of the Shares set forth against his name in columns 2 and 3 of schedule 1, part 2 and such Shares are fully paid up;

(b)	he will at Completion be the sole legal and beneficial owner of the Shares set forth against his name in columns 2 and 3 of schedule 1, part 2, except that some of the A Ordinary Shares set forth against his name in column 3 of schedule 1, part 2 will have been converted into and redesignated as Deferred Shares in accordance with the Articles and the Management Seller will be the sole and legal beneficial owner of all such Deferred Shares;

(c)	so far as he or it is aware, the Company has not issued and there is not outstanding any option or right to acquire any share in the capital of the Company and there is not any agreement or commitment outstanding which calls for (or accords any person the right to call for) the creation, allotment, issue, redemption, repayment or transfer of any share in the capital of the Company;

(d)	save for any Encumbrance that will be discharged upon Completion, there is no Encumbrance in relation to the Shares referred to in clause 9.2(a) or 9.2(b) and there is no agreement or commitment to give or create any Encumbrance and, so far as it is aware, no claim has been made by any person to be entitled to any Encumbrance in relation to any such Share;

(e)	he or it has the capacity to enter into, deliver and perform his or its obligations under this Agreement and each other Transaction Document to which such Management Seller is a party;

(f)	the execution and delivery of, and the performance by the relevant Management Seller of his or its obligations under this Agreement and each other Transaction Document to which he or it is a party will not:

(i)	result in a material breach of, or constitute a default under, any instrument to which such Management Seller is a party or by which such Management Seller is bound; or

(ii)	save as set out in this Agreement, and so far as he or it is aware, require such Management Seller to obtain any consent from or the approval of, or give any notice to or make any registration with, any governmental, regulatory or other authority that has not been unconditionally and irrevocably obtained or made at the date of this Agreement (save for any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement) or result in a breach of any order, judgment or decree of any court or governmental agency to which such Management Seller is a party or by which the Management Seller is bound; and

(g)	the Management Seller is not insolvent or unable to pay its debts as they fall due and has not proposed and is not subject to any arrangements (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them. No steps have been taken to enforce any security over any assets of the Management Seller and no event has occurred to give the right to enforce any such security;

(h)	there is no agreement or arrangement (legally enforceable or not) to which any Group Company is or was a party and in which the Management Seller or any of his or its Related Persons is or was interested in any way;

(i)	no Group Company has any liability or obligation (actual or contingent) in respect of, and the Management Seller and his or its Related Persons are not entitled to receive any fee, brokerage, commission, bonus or expense, incurred or to be incurred in connection with or arising as a result of the Transaction other than pursuant to the Management Transaction Bonuses; and

(j)	he or it has, or with effect from Completion will have, and will procure that each of his or its Related Persons has, or with effect from Completion will have, no claims or demands against any Group Company and each Group Company has been released from all obligations and liabilities to such Management Seller and any of his or its Related Persons in respect of any period prior to Completion, except that this shall not prejudice such obligations or liabilities as may exist under any Management Sellers’ ongoing employment contracts.

Warrantors’ Warranties

9.3	Each Warrantor severally warrants to the Purchaser on the terms of the Warranties as at the date of this Agreement.

9.4	Each Warranty is qualified by the expression “so far as the Warrantors are aware” and the

Warrantor giving each such Warranty shall be deemed to have, when giving that Warranty, the actual knowledge, information and awareness of himself, each other Warrantor and Darren Leigh, Konstantin Skorik, John McArthur and Frank Schuhholz and, in respect of the Warranty in paragraph 17.4 of schedule 6 only, Caroline Donatantonio.

Purchaser’s warranties

9.5	The Purchaser warrants to the Sellers that:

(a)	the Purchaser is a company duly incorporated under the laws of England;

(b)	the Purchaser has the requisite power and authority to enter into, deliver and perform its obligations under this Agreement and each other Transaction Document to which the Purchaser is a party;

(c)	this Agreement and each other Transaction Document to which the Purchaser is a party will, when executed, constitute valid, binding and enforceable obligations of the Purchaser in accordance with their respective terms;

(d)	the execution and delivery of, and the performance by the Purchaser of its obligations under this Agreement and each other Transaction Document to which the Purchaser is a party will not:

(i)	conflict with or result in a material breach of any provision of the memorandum or articles of association of the Purchaser;

(ii)	conflict with, result in a material breach of or constitute a default under any instrument to which the Purchaser is a party or by which the Purchaser is bound; or

(iii)	save as set out in this Agreement, and other than any consent or approval it will obtain or any such notice or registration it will make, and so far as it is aware, require the Purchaser to obtain any consent or approval of, or give any notice to or make any registration with, any governmental, regulatory or other authority that has not been unconditionally and irrevocably obtained or made at the date of this Agreement (save for any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement) or result in a breach of any order, judgment or decree of any court or governmental agency to which the Purchaser is a party or by which the Purchaser is bound. For the avoidance of doubt, references in this clause 9.5(d)(iii) to the Purchaser shall not be construed to include the Company or any Group Company;

(e)	to the extent that any consent or approval which is not obtained, or any notice or registration which is not made, prior to Completion, any such consent or approval or any such notice or registration will not have any effect on the Purchaser’s ability to perform its obligations under this Agreement and each other Transaction Document to which it is a party; and

(f)	the Purchaser has, and at Completion will have, the necessary cash resources to meet its obligations under this Agreement immediately available on an unconditional basis.

Purchaser’s Guarantor’s warranties

9.6	The Purchaser’s Guarantor warrants to the Sellers that:

(a)	the Purchaser’s Guarantor is a company duly incorporated under the laws of the State of Delaware, U.S.A.;

(b)	the Purchaser’s Guarantor has the requisite power and authority to enter into, deliver and perform its obligations under this Agreement and each other Transaction Document to which the Purchaser’s Guarantor is a party;

(c)	this Agreement and each other Transaction Document to which the Purchaser’s Guarantor is a party will, when executed, constitute valid, binding and enforceable obligations of the Purchaser’s Guarantor in accordance with their respective terms;

(d)	the execution and delivery of, and the performance by the Purchaser’s Guarantor of its obligations under this Agreement and each other Transaction Document to which the Purchaser’s Guarantor is a party will not:

(i)	conflict with or result in a material breach of any provision of the by-laws or constitutional documents of the Purchaser’s Guarantor;

(ii)	conflict with, result in a material breach of or constitute a default under any instrument to which the Purchaser’s Guarantor is a party or by which the Purchaser’s Guarantor is bound; or

(iii)	save as set out in this Agreement, and other than any consent or approval it will obtain or any such notice or registration it will make, and so far as it is aware, require the Purchaser’s Guarantor to obtain any consent or approval of, or give any notice to or make any registration with, any governmental, regulatory or other authority that has not been unconditionally and irrevocably obtained or made at the date of this Agreement (save for any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement) or result in a breach of any order, judgment or decree of any court or governmental agency to which the Purchaser’s Guarantor is a party or by which the Purchaser’s Guarantor is bound. For the avoidance of doubt, references in this clause 9.6(d)(iii) to the Purchaser’s Guarantor shall not be construed to include the Company or any Group Company;

(e)	to the extent that any consent or approval which is not obtained, or any notice or registration which is not made, prior to Completion, any such consent or approval or any such notice or registration will not have any effect on the Purchaser Guarantor’s ability to perform its obligations under this Agreement and each other Transaction Document to which it is a party; and

(f)	the Purchaser’s Guarantor will procure that at Completion the Purchaser will have the necessary cash resources to meet its obligations under this Agreement immediately available on an unconditional basis.

Purchaser’s undertakings

9.7	The Purchaser acknowledges and agrees that, in the absence of fraud, dishonesty or wilful concealment, in relation to any Seller Claim against a Seller or claim for the repayment of any

Leakage Amount from a Relevant Seller, the Purchaser has no rights against and may not make any claim against any employee, director, agent, officer or (except to the extent such adviser has entered into a reliance letter with the Purchaser) adviser of that Seller or any of its Related Persons on whom it may have relied before agreeing to any term of, or entering into, this Agreement or any other Transaction Document, and each and every such person shall be entitled to enforce this clause 9.7 under the Contracts (Rights of Third Parties) Act 1999.

9.8	If the Purchaser becomes aware of any fact, matter or circumstance that may directly or indirectly impede the Purchaser from drawing down such amounts under the terms of the Purchaser’s funding arrangements as are necessary to enable the Purchaser to comply with its obligations at Completion, the Purchaser shall promptly notify the Institutional Seller in writing of that fact, matter or circumstance.

Sellers’ undertakings

9.9	Each Seller agrees and undertakes to the Purchaser and to each person referred to in this clause 9.9 that, except in the case of fraud, it will not make any claim against any Group Company or any director, officer, employee or agent of any Group Company on whom it may have relied before agreeing any term of this Agreement or any of the transactions contemplated by this Agreement which it may have in respect of a misrepresentation, inaccuracy or omission in or from information or advice provided by any such person for the purpose of assisting the Seller to give a warranty set out in clause 9.1, 9.2 or 9.3. Any Group Company or any director, officer, employee or agent of any Group Company may enforce the terms of this clause 9.9 subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

9.10	Subject to clause 9.11, from the date of this Agreement to the second anniversary of the Completion Date the Institutional Seller shall not, and shall procure that each of its Affiliates shall not, in each case directly or indirectly, solicit, endeavour to entice away, employ, or offer to employ any officer, director or employee of any member of any Group Company who has a gross annual basic salary of £100,000 or more as at the date of this Agreement.

9.11	The provisions of clause 9.10 shall not apply with respect to any recruitment or employment offer made to any person who contacts the Institutional Seller or any of its Affiliates in response to a bona fide employment advertisement that is not directed at one or more employees of any Group Company.

9.12	The Institutional Seller considers that the restrictions contained in clause 9.10 are no greater than is reasonable and necessary for the protection of the Purchaser’s legitimate interests. If any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, then such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

9.13	Following Completion, the Institutional Seller shall procure that (a) an amount of the Consideration transferred to the Sellers’ Solicitor’s Account pursuant to clause 7.2 and schedule 3 that is equal to the consideration to be paid to a Small Seller, a Delayed Seller, the Trustee, a Called Seller or a Dragged Seller is paid to such person and will confirm in writing to the Purchaser when all such payments have been made and (b) an amount of the Disclosed Seller Transaction Costs transferred to the Sellers’ Solicitor’s Account pursuant to clause 7.2 and schedule 3 is paid to each person to whom the Disclosed Seller Transaction Costs are owed and will confirm in writing to the Purchaser when all such payments have been made.

10	Limitation of liability

Threshold for claims

10.1	The Purchaser shall not be entitled to recover any amount in respect of a Warranty Claim unless:

(a)	the amount recoverable by the Purchaser or a Group Company in respect of that individual Warranty Claim exceeds £100,000; and

(b)	the amount recoverable by the Purchaser or a Group Company in respect of that individual Warranty Claim when aggregated with any other amount or amounts recoverable in respect of other Warranty Claims (excluding any amounts in respect of a Warranty Claim in respect of which the amount recoverable by the Purchaser or a Group Company is £100,000 or less) exceeds £5,000,000 (the “Warranty Claims Threshold”).

10.2	Where the aggregate amount claimed in respect of all Warranty Claims referred to in clause 10.1(b) exceeds the Warranty Claims Threshold, the relevant Warrantors shall be liable for the full amount of such Warranty Claims and not simply the excess.

10.3	Clauses 10.1 and 10.2 shall not apply to Seller Claims.

Monetary limits

10.4	The aggregate liability of any Seller (other than a Warrantor) in respect of all and any Seller Claims and, in the case of a Seller who is a Warrantor, in respect of all and any Seller Claims and Warranty Claims shall be limited to, and shall in no event exceed, 100% of the amount actually received by such Seller at or shortly following Completion pursuant to this Agreement.

10.5	Notwithstanding the limit on the aggregate liability of a Seller who is a Warrantor for all and any Seller Claims and Warranty Claims under clause 10.4 the aggregate liability of a Seller who is a Warrantor in respect of all and any Warranty Claims only shall be limited to, and shall in no event exceed, the amount set out against the name of such Warrantor in column (2) of schedule 1, part 3 to this Agreement.

10.6	Notwithstanding the limits on (i) the aggregate liability of a Seller who is a Warrantor for all and any Seller Claims and Warranty Claims under clause 10.4 and (ii) the aggregate liability of a Seller who is a Warrantor for all and any Warranty Claims only under clause 10.5, the aggregate liability of a Seller who is a Warrantor in respect of all and any Management Warranty Claims shall be limited to, and shall in no event exceed, the amount set out against the name of such Warrantor in column (3) of schedule 1, part 3 to this Agreement.

10.7	The amount of the liability of each Warrantor in respect of any Warranty Claim shall not exceed his Warranty Liability Percentage of the amount recoverable by the Purchaser or a Group Company in respect of that Warranty Claim.

Notice and conduct of claims

10.8	Following Completion, if any matter comes to the notice of the Purchaser or any Group Company which could reasonably be expected to give rise to a liability of the Sellers or the Warrantors under a Seller Claim or a Warranty Claim as relevant, the Purchaser shall (and shall procure that the Group Companies shall) as soon as reasonably practicable give written notice of that matter to the Institutional Seller and the Management Sellers’ Representative.

10.9	No Seller shall be liable in respect of any Seller Claim or any Warranty Claim unless written notice of such Seller Claim or Warranty Claim is given by the Purchaser to each Seller or Warrantor (as relevant) on or before the date falling 18 months after (and excluding) the date of Completion, specifying, in such detail as is reasonably available to the Purchaser at the time, the legal and factual basis of the Seller Claim or Warranty Claim, as applicable, the evidence on which the Purchaser relies and, if reasonably practicable, the amount likely to be claimed, in each case so far as such details are known to the Purchaser, but failure to include such details in such notice shall not affect the validity of the relevant Seller Claim or Warranty Claim.

10.10	In respect of any claim brought by a third party against the Purchaser or any Group Company of which the Purchaser has given notice under clause 10.9 to the Institutional Seller or the Management Sellers’ Representative, the Purchaser shall (and shall procure that the Group Companies shall):

(a)	consult with, and take into consideration the views of, the Institutional Seller and the Management Sellers’ Representative before taking any steps in relation to that matter; and

(b)	not make any admission of liability, agreement or compromise with any person, body or authority in relation to that matter without the prior written consent of the Institutional Seller and the Management Sellers’ Representative (such consent not to be unreasonably withheld or delayed).

10.11	Where a breach giving rise to a Seller Claim or a Warranty Claim is capable of remedy, the Purchaser shall not be entitled to make any claim (whether for damages or otherwise) in respect of such breach if the breach is remedied such that the Purchaser’s Group has suffered no loss or damage (including as to all costs, fees and other expenses associated with such remedy, including any Tax thereon) within 30 days after notice of the relevant Seller Claim or Warranty Claim is given under clause 10.9. No Seller shall be liable in respect of any Seller Claim or Warranty Claim to the extent that the subject of such claim has been made or is made good or is otherwise compensated for without cost to the Purchaser, in each case in accordance with this clause 10.11 and such that the Purchaser’s Group has suffered no loss or damage (including as to all costs, fees and other expenses associated with such remedy, including any Tax thereon).

10.12	If notice of any Seller Claim or any Warranty Claim is served by the Purchaser under clause 10.9, no Seller shall be liable in respect of such Seller Claim or Warranty Claim (if such Seller Claim or Warranty Claim has not been satisfied or settled) unless:

(a)	legal proceedings in respect of such Seller Claim or Warranty Claim are both issued and served within 6 months after (and excluding) the date on which notice is served; and

(b)	such proceedings are being and continue to be pursued with reasonable diligence.

Disclosure

10.13	The Warrantors shall not be liable for any Warranty Claim if and to the extent that the facts, matters and circumstances giving rise to such Warranty Claim were Disclosed to the Purchaser in the Disclosure Letter. This clause 10.13 shall not apply to Seller Claims.

Purchaser actions

10.14	No Seller shall be liable in respect of any Seller Claim or any Warranty Claim to the extent that the Seller Claim or Warranty Claim arises, or is increased, as a result of any matter or thing done, or omitted to be done pursuant to and in compliance with this Agreement or any other Transaction Document or at the written request of the Purchaser, other than a matter or thing done or omitted to be done (i) in the normal and ordinary course of business as presently carried on by a Group Company, (ii) pursuant to any obligation of a Group Company incurred prior to Completion, (iii) in order to comply with law or regulation in force at Completion or (iv) at the written request or with the written approval of the Sellers.

10.15	Nothing in the Transaction Documents is to be construed as relieving the Purchaser from any duty it may have to mitigate any loss or damage to the extent required by applicable law.

Limitations on Seller Claims and Warranty Claims

10.16	The Purchaser shall not be entitled to recover from any Seller(s) more than once in respect of the same loss or damage.

10.17	The Purchaser undertakes to each of the Sellers for itself and as agent and trustee for each employee, director, agent or officer of the Sellers, any of their Related Persons and/ or any Group Company that, in the absence of fraud, fraudulent misrepresentation or deliberate concealment, the Purchaser has no rights against (and waives any rights it may have against) and may not make a Seller Claim or Warranty Claim against (and waives any Seller Claim or Warranty Claim it may have against), any such person other than a Seller.

10.18	The Purchaser shall not be entitled to recover any amount in respect of a Warranty Claim to the extent that a specific provision or a specific reserve in respect of the liability or other matter giving rise to the Seller Claim or the Warranty Claim in question was made in the Locked Box Accounts or the Management Accounts.

Recovery from third parties

10.19	If the Purchaser or any Group Company is entitled to recover from a third party (including any of its insurers) an amount in respect of any matter which could reasonably be expected to give rise to a liability of the Sellers or the Warrantors under a Seller Claim or a Warranty Claim as relevant, the Purchaser shall (or shall procure that the relevant Group Company shall) use reasonable endeavours to recover such amount. If one or more Sellers have paid an amount in discharge of any Seller Claim or any Warranty Claim, and the Purchaser or any Group Company recovers from a third party (whether before or after receipt of the amount paid by one or more of the Sellers) a sum that indemnifies or compensates the Purchaser or Group Company (in whole or in part) for the losses which are the subject matter of such Seller Claim or Warranty Claim, the Purchaser or the relevant Group Company shall pay to the relevant Sellers as soon as practicable after receipt of such sum an amount equal to:

(a)	the excess of the aggregate of the sum recovered from each Seller and the third party (less any costs and expenses incurred by the Purchaser or any Group Company in obtaining such recovery and less any Taxation attributable to or suffered in respect of the sum recovered after taking account of any tax relief available in respect of any matter giving rise to the Seller Claim or Warranty Claim) over the total amount of the loss or damage suffered by the Purchaser or any Group Company referable to such Seller Claim or Warranty Claim; or

(b)	if less, the amount previously paid by the relevant Sellers to the Purchaser less any Taxation attributable to it.

10.20	The Purchaser shall pay the aggregate of any amounts payable by it under clause 10.19 to a bank account notified to it by the Institutional Seller and shall not be concerned with the apportionment between the Sellers of any amounts paid pursuant to clause 10.19.

Fraud

10.21	None of the limitations contained in this clause 10 shall apply to any Seller Claim or Warranty Claim that arises or is increased, or is delayed, as a result of, fraud, or wilful misrepresentation on the part of any Seller or any of its representatives, agents or advisers.

No Rescission

10.22	Notwithstanding that the Purchaser becomes aware at any time that there has been a breach of any provision of this Agreement or that there may be a claim against a Seller in connection with this Agreement or any other Transaction Document, the Purchaser shall not be entitled to rescind this Agreement or treat this Agreement as terminated but (without prejudice to clause 8.2 in respect of any Leakage) shall only be entitled to claim damages in respect of such matter and, accordingly, the Purchaser waives all and any rights of rescission it may have in respect of any such matter (howsoever arising or deemed to arise), other than any such rights arising in respect of fraud, fraudulent misrepresentation or deliberate concealment on the part of the relevant Seller.

Purchaser Awareness

10.23	No Seller shall be liable in respect of any Seller Claim or any Warranty Claim to the extent that the relevant breach of this Agreement giving rise to the Seller Claim or Warranty Claim is or was within the actual knowledge of Matthew O. Walsh, Thomas D. Savage, Michael O. Miller, Gerald T. Gates or Alfred Q. Ricotta at the date of this Agreement.

11	Tax information

11.1	The Institutional Seller undertakes to provide such assistance and such information in its possession or under its control as may reasonably be required by the Purchaser in order to negotiate, refute, settle, compromise or otherwise deal with any claim, investigation or enquiry by a Tax Authority regarding a Group Company that relates to income, profits or gains earned, accrued or received (or treated for Tax purposes as earned, accrued or received) or any event occurring (or treated for Tax purposes as occurring) on or before Completion.

11.2	The Purchaser undertakes to provide such assistance and such information in its possession or under its control as may reasonably be required by any Seller in order to negotiate, refute, settle, compromise or otherwise deal with any claim, investigation or enquiry by a Tax Authority regarding a Seller or any of its Related Persons that relates to income, profits or gains earned, accrued or received (or treated for Tax purposes as earned, accrued or received) or any event occurring (or treated for Tax purposes as occurring) on or before Completion.

11.3	To enable compliance with the Purchaser’s obligations under clause 11.2, the Purchaser shall and shall cause each Group Company to:

(a)	properly retain and maintain all relevant records until the earlier of seven years after Completion and such time as the Sellers agree that such retention and maintenance is no longer necessary; and

(b)	upon being given reasonable notice a Seller and subject to such Seller giving any confidentiality undertaking reasonably required by the Purchaser, allow such Seller and its officers, employees, agents, auditors and representatives, at the Seller’s cost, to:

(i)	inspect, review and make copies of such records and information for and only to the extent necessary for that purpose; and

(ii)	have reasonable access within five Business Days to any employee, officer, adviser or premises of any Group Company during normal working hours.

12	Announcements and confidentiality

Announcements

12.1	The Institutional Seller and the Purchaser’s Guarantor shall make the Announcement on the date of this Agreement.

12.2	Subject to clauses 12.1 and 12.6, no Party shall make or issue any announcement or circular in connection with the existence or the subject matter of this Agreement, the Transaction or any other Transaction Document, or cause any such announcement to be made or issued, without the prior written consent of:

(a)	in the case of an announcement by a Seller, the Purchaser; and

(b)	in the case of an announcement by the Purchaser, the Institutional Seller.

Confidentiality

12.3	This clause 12 shall be without prejudice to the Confidentiality Agreement, which shall continue in full force and effect.

12.4	Subject to clause 12.6, each Party shall treat as strictly confidential and shall not disclose or use any information received or obtained in connection with or as a result of entering into this Agreement or any other Transaction Document that relates to:

(a)	the provisions of this Agreement or any Transaction Document;

(b)	the negotiations relating to this Agreement and all other Transaction Documents;

(c)	relates to any Group Company’s business or financial or other affairs; or

(d)	any other Party or its Related Persons.

12.5	Subject to clause 12.6, each Seller shall treat as strictly confidential and shall not disclose or use any information directly or indirectly received or held by or on behalf of any Seller or any of their Related Persons (or their respective directors, officers, employees, consultants, agents or advisers) relating to the Purchaser’s Group including, following Completion, any of the Group Companies.

12.6	Notwithstanding clauses 12.2, 12.4 and 12.5, a Party may disclose or use information if and to the extent that:

(a)	such disclosure or use is required by applicable law or regulation, by any competent judicial, governmental or regulatory body, or by the rules of any recognised stock exchange;

(b)	such disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other Transaction Document;

(c)	such disclosure or use is required to vest the full benefit of this Agreement or any other Transaction Document in any Party;

(d)	such disclosure is made to a Taxation Authority in connection with the tax affairs of the disclosing Party;

(e)	such disclosure is made to the professional advisers, auditors or bankers of a Party on a need-to-know basis, provided that the disclosure is made on a confidential basis;

(f)	such disclosure is made by the Institutional Seller to any of its Related Persons or investors in funds managed or advised by any of them, subject to the recipient keeping such information confidential;

(g)	the information is or becomes publicly available (other than by breach of this Agreement or the Confidentiality Agreement); or

(h)	in the case of a Seller, the Purchaser has given its prior written consent or, in the case of the Purchaser, the Institutional Seller has given its prior written consent.

12.7	Before any information is disclosed pursuant to clause 12.6(a), 12.6(b) or 12.6(d), the Party concerned shall (unless prohibited by law or regulation) notify the other Parties to whom the disclosure relates of the circumstances of the disclosure and the information to be disclosed with a view to taking into account such other Parties’ reasonable requirements as to the timing and content of such disclosure, subject to such Party’s obligations under applicable law or regulation.

12.8	As soon as reasonably practicable after the date of this Agreement, each Seller shall ask each person with whom it has entered into a confidentiality agreement in connection with a potential acquisition of the Group Companies to destroy or return all confidential information (howsoever defined in such agreement) in accordance with the terms of such agreement.

13	Guarantee

In consideration for the Sellers entering into this Agreement, the Purchaser’s Guarantor gives in favour of the Sellers, the Small Sellers and the Delayed Sellers, the guarantee and indemnity in the terms set out in schedule 5 (Guarantee and Indemnity).

14	Notices

Service of notices

14.1

Any notice to be given under this Agreement must be in English and in writing, and may be served by hand, by first class post or airmail (pre-paid and signed for in each case) or by email to the address or email address (as applicable) given below, or to such other address or email address as may have been notified by any Party to the other Parties for this purpose (which shall supersede the previous address or email address (as applicable) from the date on which notice of the new address is deemed to be served under this clause 14).

Institutional Seller:

For the attention of:	Mr. Thorsten Johnsen

Address:	c/o Arcapita
15th Floor
The Shard
London
SE1 9SG
United Kingdom

Email address:	#####

Management Sellers’ Representative:

For the attention of:	Mr. Russell Mears

Address:	Freightliner Group Limited
3rd Floor, The Podium
One Eversholt Street
London
NW1 2FL
United Kingdom

Email address:	#####

Purchaser or the Purchaser’s Guarantor:

For the attention of:	General Counsel

Address:	c/o Genesee & Wyoming Inc.
20 West Avenue
Darien, Connecticut 06820
United States of America

Email address:	######

14.2	Any notice served in accordance with clause 14.1 shall be deemed to have been received:

(a)	if delivered by hand, at the time of delivery;

(b)	if sent by first class post, at 9.30 am on the second day after (and excluding) the date of posting;

(c)	if sent by airmail, at 9.30 am on the fifth day after (and excluding) the date of posting; or

(d)	if sent by email, at the time of transmission by the sender,

provided that if a notice would otherwise be deemed to have been received outside Normal Business Hours, it shall instead be deemed to have been received at the recommencement of such Normal Business Hours.

14.3	For the purposes of clause 14.2, Normal Business Hours means 9.00 am to 5.30 pm local time in the place of receipt on any day which is not a Saturday, Sunday or public holiday in that location. In the case of service on any Party by email, the place of receipt shall be deemed to be the address specified for service on that Party by post.

14.4	In proving receipt of any notice served in accordance with clause 14.1, it shall be sufficient to show that the envelope containing the notice was properly addressed and either delivered to the relevant address by hand or posted as a pre-paid, signed-for first class or airmail letter, or that the email was sent to the correct email address.

14.5	Subject to clause 16.31, this clause 14 shall not apply to the service of any proceedings or other documents in any legal action.

Management Sellers’ Representatives

14.6	The Management Sellers’ Representative shall act on behalf of the Management Sellers in respect of this Agreement and, in particular:

(a)	any notice, consent, election or request to be made or given by the Management Sellers to the Purchaser under this Agreement shall be duly made or given if made or given by the Management Sellers’ Representative on behalf of the Management Sellers, and the Purchaser is not required to have regard to any notice, consent, election or request served by or on behalf of the Management Sellers (or any of them) by any other person;

(b)	any notice to be given by the Purchaser to the Management Sellers under this Agreement shall be validly served on all the Management Sellers (or any of them) if it is served on the Management Sellers’ Representative (as applicable) in accordance with clause 14.1; and

(c)	any variation to this Agreement pursuant to clause 16.9 may be signed on behalf of the Management Sellers by the Management Sellers’ Representative.

14.7	The Management Sellers may at any time, following a decision taken by Management Sellers representing at least two-thirds of the aggregate number of Shares held by the Management Sellers (as at Completion, if such decision is made following Completion), appoint a different person to act as the Management Sellers’ Representative by written notice to the Purchaser and the Institutional Seller, which appointment shall take effect from the date on which such notice is deemed to be served pursuant to clause 14.2 or such later date as may be specified in the notice.

14.8	The Management Sellers’ Representative shall not be liable to any Management Seller for any claim whatsoever arising from any act or omission undertaken by him in his capacity as the Management Sellers’ Representative save in the case of fraud or wilful default, and the Management Sellers’ Representative shall be entitled to enforce this clause 14.8 under the Contracts (Rights of Third Parties) Act 1999.

15	VAT Credit and other Corporation Tax Deductions for Disclosed Seller Transaction Costs and Management Transaction Bonuses

15.1	The Purchaser shall procure that, no later than 10 Business Days following the receipt of an amount (in the form of cash or by way of offset against any liability for the payment of VAT) in respect of any VAT Credit (as defined below) by the Company or any Group Company (or by the representative member of the VAT group of which the Company or relevant Group Company is a member (the Representative VAT Group Member)) it shall (by way of a cash adjustment to the Consideration) pay to the Sellers 75% of the amount equal to (a) the amount of the VAT Credit less (b) any reasonable third party costs, fees and expenses incurred by the Company or any Group Company in connection with obtaining such VAT Credit (such amount the VAT Credit Amount).

15.2	The Purchaser shall procure that the Company (or, as the case may be, the relevant Group Company) shall pay to the Sellers (by way of a cash adjustment to the Consideration) an amount equal to 75% of the amount equal to (a) the amount of the Tax saved by the use of any Tax Deduction (as defined below) by such Company (or relevant Group Company) where such Tax would not have been saved but for the use of the Tax Deduction, less (b) the amount of any reasonable third party costs, fees and expenses incurred by the Company or any Group Company in connection with obtaining such Tax Deduction (such amount the Tax Deduction Amount) within 10 Business Days following the date on which the Tax would otherwise have been due to be paid but for the use of such Tax Deduction.

15.3	For the purposes of clause 15 .1 above, the term VAT Credit means the amount of any input tax credit available to the Company or any Group Company (or by the Representative VAT Group Member) in respect of VAT charged to it (or self-charged on a reverse charge supply for VAT purposes) on any Relevant Vatable Transaction Costs (as defined below) which are duly invoiced to it in connection with the Transaction.

15.4	For the purposes of this clause 15, the term Tax Deduction shall mean any deduction, allowance, credit, set off or rebate available to the Company or any relevant Group Company from or against its income for the purposes of corporation tax in respect of the Relevant Deductible Transaction Costs (as defined below) or the Management Transaction Bonuses.

15.5	For the purposes of this clause 15 above, the term Relevant Vatable Transaction Costs shall mean the Disclosed Seller Transaction Costs identified as Relevant Vatable Transaction Costs by the Institutional Seller in the Clause 6 Schedule.

15.6	For the purposes of this clause 15 the term Relevant Deductible Transaction Costs shall mean the Disclosed Seller Transaction Costs identified as Relevant Deductible Transaction Costs by the Institutional Seller in the Clause 6 Schedule.

15.7	The Purchaser shall procure that the Company (or, as the case may be, the relevant Group Company) shall:

(a)	make (or shall procure that the Representative VAT Group Member shall make) all reasonable efforts to claim in a timely manner consistent with current HM Revenue & Customs (HMRC) practice any VAT Credit and any Tax Deduction; and

(b)	supply to the Sellers such evidence as shall reasonably be necessary to demonstrate that a VAT Credit or Tax Deduction has been claimed in accordance with clause (a) above and that such VAT Credit or Tax Deduction has been given; and

(c)	reasonably contest with HMRC any denial of any VAT Credit or any Tax Deduction if, after consulting with the Sellers, the Sellers are reasonably of the opinion (backed up, if required by the Purchaser, by a legal or accounting opinion) that such VAT Credit or Tax Deduction claim should give (or have given) rise to a VAT Credit Amount or Tax Deduction Amount, provided that the Sellers shall first indemnify the Company or relevant Group Company to the reasonable satisfaction of the Purchaser in full for any reasonable third party costs, fees or expenses incurred in connection with such dispute.

15.8	In the event that any dispute arises with HMRC over the availability of a VAT Credit or Tax Deduction as contemplated by this clause 15, the payment of the VAT Credit Amount or Tax Deduction Amount otherwise required under clause 15.1 or 15.2 above, as appropriate, shall be deferred until such dispute has been fully resolved (unless otherwise agreed between the Parties).The Sellers shall indemnify the Company or relevant Group Company in full for any reasonable third party costs, fees or expenses incurred in connection with such dispute.

16	General

Further assurances

16.1	On request by any Party, each Party shall, as soon as reasonably practicable at the requesting Party’s cost and insofar as he is reasonably able, do or procure the doing of all such acts and execute or procure the execution of all such documents (in a form reasonably satisfactory to the requesting Party) as the requesting Party may reasonably consider necessary or appropriate to carry this Agreement into effect and to give the requesting Party the full benefit of it.

Termination

16.2	If this Agreement is terminated pursuant to clause 7.3, the Parties shall have no further obligations under this Agreement, provided that:

(a)	the Surviving Provisions shall survive termination; and

(b)	(for the avoidance of doubt) termination shall be without prejudice to any rights, liabilities or obligations that have accrued prior to termination, or to any other rights or remedies available under this Agreement or at law.

16.3	Save for the termination provisions set out in clause 7.3(c), no Party is entitled to terminate this Agreement.

Costs

16.4	Except for the Disclosed Seller Transaction Costs and unless expressly provided otherwise in this Agreement or by separate agreement between the Sellers, each Party shall bear its own costs and expenses in relation to the negotiation, preparation, execution and implementation of the Transaction Documents, but this clause 16.4 shall not prejudice any Party’s right to seek to recover costs in any litigation or other dispute resolution procedure arising in connection with any Transaction Document.

16.5	The Purchaser shall bear all stamp duty and any other taxes payable as a result of the Transaction and shall be responsible for arranging the payment of such stamp duty and any other taxes.

Assignment

16.6	No Party may assign, hold on trust, transfer, charge or otherwise deal with all or any part of its rights or obligations under this Agreement without the prior written consent of the other Party, provided that:

(a)	this Agreement and the benefits arising under it may be assigned in whole or in the part by the Institutional Seller to any of its Related Persons after the Completion Date (provided that if such assignee ceases to be a Related Person of the Institutional Seller, this Agreement and the benefits arising under it shall automatically transfer back to the Institutional Seller immediately prior to such cessation); and

(b)	this Agreement and the benefits (but not the obligations and liabilities) arising under it may be assigned or charged in whole or in part by the Purchaser to its financial lenders or banks as security for any financing or refinancing or other banking or related facilities in respect of or in connection with the Transaction and such benefits may further be assigned to any other financial institution by way of security for the borrowings made under such Agreement or to any person entitled to enforce any such security.

16.7	In the case of an assignment pursuant to clause 16.6 above, the liability of any Party to such an assignee shall not be greater than it would have been had such assignment not taken place, and all the rights, benefits and protections afforded to a Party shall continue to apply to the benefit of that Party as against the assignee as they would have applied as against the assigning Party.

16.8	Any purported assignment, declaration of trust, transfer, sub-contracting, delegation, charging or dealing in contravention of clause 16.6 is ineffective.

Variation

16.9	Save as permitted pursuant to clause 14.6, no variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each Party.

Rights of third parties

16.10	Except as expressly stated in this Agreement, this Agreement does not confer any rights on any person or party under the Contracts (Rights of Third Parties) Act 1999. The Parties may rescind, vary or terminate this Agreement in accordance with its terms without the consent of or notice to any person on whom such rights are conferred.

Entire agreement

16.11	Save as otherwise provided for in this Agreement, the Transaction Documents constitute the whole agreement between the Parties relating to the Transaction to the exclusion of any terms implied in law that may be excluded by contract. They supersede and extinguish any and all prior discussions, correspondence, negotiations, drafts, arrangements, understandings or agreements relating to the Transaction.

16.12	Each Party agrees and acknowledges that:

(a)	it is entering into the Transaction Documents in reliance solely on the statements made or incorporated in them;

(b)	it is not relying on any other statement, representation, warranty, assurance or undertaking made or given by any person, in writing or otherwise, at any time prior to the date of this Agreement (Pre-Contractual Statement);

(c)	it is not entering into this Agreement in consequence of or in reliance on any unlawful communication as defined in section 30(1) of the Financial Services and Markets Act 2000 made by any other Party or any Party’s professional advisers;

(d)	except as expressly provided in this Agreement, it is entering into this Agreement solely in reliance on its own commercial assessment and investigation and advice from its own professional advisers; and

(e)	the other Parties are entering into this Agreement in reliance on the acknowledgements given in this clause 16.12.

16.13	No Party shall have any liability whatsoever for any Pre-Contractual Statement, whether in contract, in tort, under the Misrepresentation Act 1967 or otherwise.

16.14	It is agreed that the only liability of any Party in respect of those statements, representations, warranties, assurances and undertakings made or given by it and set out or incorporated in this Agreement shall be for breach of contract.

16.15	This entire agreement clause does not limit or exclude any liability for fraud.

Inconsistency

16.16	If there is any inconsistency between the provisions of this Agreement and those of any other Transaction Document, the provisions of this Agreement shall prevail.

Remedies

16.17	The rights and remedies conferred on any Party by, or pursuant to, this Agreement are cumulative, and, except as expressly provided in this Agreement, are in addition to, and not exclusive of, any other rights and remedies available to such Party at law or in equity.

Waiver

16.18	Any waiver of any term or condition of this Agreement, waiver of any breach of any term or condition of this Agreement, or waiver of, or election whether or not to enforce, any right or remedy arising under this Agreement or at law, must be in writing and signed by or on behalf of the person granting the waiver, and no waiver or election shall be inferred from a Party’s conduct.

16.19	Any waiver of a breach of any term or condition of this Agreement shall not be, or be deemed to be, a waiver of any subsequent breach.

16.20	Failure to enforce any provision of this Agreement at any time or for any period shall not waive that or any other provision or the right subsequently to enforce all provisions of this Agreement.

16.21	Failure to exercise, or delay in exercising, any right or remedy shall not operate as a waiver or be treated as an election not to exercise such right or remedy, and single or partial exercise or waiver of any right or remedy shall not preclude its further exercise or the exercise of any other right or remedy.

Severance

16.22	If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired.

16.23	If any provision of this Agreement is held to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted or amended, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable.

Counterparts and duplicates

16.24	This Agreement may be executed in any number of counterparts, but shall not be effective until each Party has signed at least one counterpart. Each counterpart constitutes an original, and all the counterparts together constitute one and the same agreement. If this Agreement is executed in duplicate, each duplicate constitutes an original.

Governing law

16.25	This Agreement and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the Transaction) are governed by and shall be construed in accordance with the laws of England and Wales.

Jurisdiction

16.26	The Parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Agreement or the negotiation of the Transaction).

16.27	For the avoidance of doubt, the Sellers shall have no direct rights of action against any lender of any debt financing required in connection with the Transaction or any of such lender’s affiliates (a) under the definitive documentation governing such debt financing or (b) in connection with this Agreement.

Agent for service of process

16.28	Each non-UK Party undertakes to ensure that at all times a person with an address in England is appointed as its process agent to receive on its behalf service of any proceedings in respect of any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims) (the Process Agent). Such service shall be deemed completed on delivery to the Process Agent, whether or not it is forwarded to or received by each non-UK Party.

16.29	At the date of this Agreement, the Institutional Seller has appointed AIM Limited of 15th Floor, The Shard, London SE1 9SG in England as its Process Agent.

16.30	If a Process Agent ceases to be able to act as process agent or no longer has an address in England, the appointing non-UK Party shall immediately appoint a replacement Process Agent and deliver to the other Parties a notice setting out the new Process Agent’s name and address together with a copy of the new Process Agent’s acceptance of its appointment.

16.31	Each non-UK Party irrevocably agrees that any proceedings or document served on the Process Agent will be validly served if delivered in accordance with clause 14.

16.32	Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

This Share Purchase Agreement is entered into by the Parties on the date written at the beginning of this Agreement.

INSTITUTIONAL SELLER

Signed for and on behalf of Railinvest Investments Limited, a company incorporated in the Cayman Islands, by Essa Zaina, being a person who, in accordance with the laws of that territory is acting under the authority of the company	/s/ Essa Zaina Authorised signatory

MANAGEMENT SELLERS

Signed by	)
RUSSELL MEARS	)	/s/ Russell Mears
Signature

Signed by	)
ADAM CUNLIFFE	)	/s/ Adam Cunliffe
Signature

Signed by	)
PAUL SMART	)	/s/ Paul Smart
Signature

Signed by	)
TIM SHAKERLEY	)	/s/ Tim Shakerley
Signature

Signed by	)
DOM MCKENNA	)	/s/ Dom McKenna
Signature

PURCHASER

Signed by	)
a duly authorised representative	)
for and on behalf of	)
GWI UK ACQUISITION COMPANY	)	/s/ Matthew O. Walsh
LIMITED	)	Signature

PURCHASER’S GUARANTOR

GENESEE & WYOMING INC.

By:	/s/ Matthew O. Walsh
Name:	Matthew O. Walsh
Title:	Senior Vice President, Corporate Development

Schedule 1

The Sellers

Part 1 - Institutional Seller

(1) Name	(2) Number of Ordinary Shares
RailInvest Investments Limited	325,571,650

Part 2 - Management Sellers

(1) Name	(2) Number of Ordinary Shares	(3) Number of A Ordinary Shares
Russell Mears	8,074,643	10,000,000

Adam Cunliffe	7,599,782	10,000,000

Paul Smart	1,727,378	10,000,000

Tim Shakerley	607,342	3,000,000

Dom McKenna	—	5,000,000

Part 3 – Warrantors

(1) Name	(2) Maximum aggregate Warranty Claim liability (£)	(3) Maximum aggregate Management Warranty Claim liability (£)
Russell Mears	1,890,000	1x annual salary as at the date of this Agreement
Adam Cunliffe	1,818,000	1x annual salary as at the date of this Agreement
Paul Smart	735,000	1x annual salary as at the date of this Agreement
Tim Shakerley	324,000	1x annual salary as at the date of this Agreement
Dom McKenna	233,000	1x annual salary as at the date of this Agreement
TOTAL	5,000,000	N/A

Schedule 2

Pre-Completion Conduct of Group Companies

The matters referred to in clause 5.1 are ensuring:

(a)	the business of the Group is carried on as a going concern in all material respects in the ordinary course as carried on prior to the date of this Agreement;

(b)	no Group Company declares or pays any dividend or other distribution (whether in cash or in kind) or reduces its paid-up share capital;

(c)	no Group Company creates, issues or agrees to issue or allots any share or loan capital and no Group Company cancels, redeems or repurchases any shares or other securities;

(d)	no Group Company enters into or terminates any contract which generates revenue for the Group in excess of £2,000,000 per annum or which cannot be performed within its terms within one year after the date on which it is entered into and generates revenue for the Group in excess of £5,000,000 over the life of the contract;

(e)	no Group Company makes or enters into or terminates any contract (other than a lease relating to real property) which is likely to involve expenditure, in excess of £1,000,000 per annum or which cannot be performed within its terms within one year after the date on which it is entered into and is likely to involve expenditure in excess of £3,000,000 over the life of the contract;

(f)	no Group Company institutes or settles any litigation or arbitration where that action is likely to result in a payment to or by a Group Company of £100,000 or more;

(g)	no Group Company creates any Encumbrance over the Shares or the shares or assets of any Group Company other than security interests arising in the ordinary course of business or by operation of law;

(h)	no Group Company makes any material change to its accounting practices or policies, passes a shareholders’ resolution or amends its constitutional documents (other than in accordance with clause 3.4);

(i)	no Group Company will dispose of or discontinue any part of the Group’s business or assets which has a value in excess of £100,000;

(j)	each Group Company maintains in force policies of insurance with limits of indemnity at least equal to, and otherwise on terms no less favourable than, the policies of insurance maintained by it immediately before exchange of this Agreement;

(k)	no Group Company does, or omits to do, anything which might make any railway operating licence void or voidable;

(l)	no Group Company incurs, or agrees to incur, any borrowing or indebtedness in the nature of borrowing (including pursuant to any finance leases but excluding any operating leases), except in the ordinary course of business, and no Group Company amends, or agrees to amend, the terms of its borrowing or indebtedness in the nature of borrowing (including any finance leases) and no Group Company repays or agrees to repay any borrowing or indebtedness in the nature of borrowing (including pursuant to any finance leases) in advance of the maturity or due date thereof;

(m)	no Group Company terminates or varies any of its leases, subleases or master leases of rolling stock under any such lease or agrees a new rent or fee payable under a lease, sublease or master lease;

(n)	no Group Company sells, conveys, transfers, assigns or charges any Property or grants any rights or easements over any Property or enters into any covenants or other Encumbrance affecting any Property;

(o)	no Group Company (i) employs or agrees to employ, or terminates, any full or part time person in a senior managerial capacity (being a person with an annual salary in excess of £100,000); or (ii) makes changes (other than those required by law) to the terms of employment (including benefits) of its directors, officers or employees, in circumstances which are likely to increase in aggregate the total staff costs of the Group Companies by more than 5% per annum;

(p)	no Group Company agrees to amend the Pension Schemes to any material extent;

(q)	no Group Company makes or reaches any agreement or arrangement with the trustees of the Pension Schemes in relation to funding of the Pension Schemes, except to the extent required by law;

(r)	no Group Company shall acquire or agree to acquire an interest in a corporate body or merge or consolidate with a corporate body or any other person, enter into any demerger transaction or participate in any other type of corporate reconstruction;

(s)	each Group Company cooperates fully with the performance by the Institutional Seller of its obligations under clause 3.5 of this Agreement and the exercise by the Institutional Seller of its rights under Article 11 of the Articles; and

(t)	no Group Company shall enter into any agreement pursuant to which it is liable under any indemnity or similar arrangement to any provider of advice or services (including Citigroup and UBS) to any or all of the Sellers and/or any Group Company in connection with the Transaction.

Schedule 3

Completion Obligations

1	Sellers’ Obligations

1.1	On Completion, each Seller shall deliver to the Purchaser (or make available to the Purchaser’s reasonable satisfaction):

(a)	a transfer of that Seller’s Shares duly executed by or on behalf of the registered holder(s) in favour of the Purchaser or as it may direct accompanied by the relevant share certificates (or an indemnity in a form satisfactory to the Purchaser (acting reasonably) in the case of any certificate found to be missing) and, if applicable, any power of attorney under which any such transfer is executed on behalf of the registered holder; and

(b)	an irrevocable power of attorney in favour of the Purchaser in the agreed form duly executed by or on behalf of the registered holder(s) of that Seller’s Shares to enable the Purchaser (pending registration of the relevant transfers) to exercise all voting and other rights attaching to such Shares and to appoint proxies for this purpose.

1.2	On Completion, the Institutional Seller shall deliver to the Purchaser (or make available to the Purchaser’s reasonable satisfaction) evidence of the termination of any arrangement between any Group Company and the Institutional Seller and/ or any of its Related Persons including in respect of any management, advisory or monitoring fees, including evidence of the termination of the management advisory agreement between Arcapita Limited and Freightliner Group Limited dated 24 July 2008.

1.3	If:

(a)	on or before Completion any Dragged Seller does not execute transfers in favour of the Purchaser in respect of all of his Dragged Shares, the Institutional Seller shall, in accordance with Article 11.9 of the Articles, immediately nominate and instruct a director of the Company to be the agent and attorney of such Dragged Seller to execute all necessary transfers on his behalf and, against receipt by the Company (on trust for such holder of Shares) of the Consideration due to such Dragged Seller, deliver those transfers to the Purchaser (or as the Purchaser may direct); and

(b)	on Completion any Called Seller does not execute transfers in favour of the Purchaser in respect of all of his Called Shares, the Institutional Seller shall, in accordance with Article 11.4 of the Articles, immediately nominate and instruct an officer of the Company to execute all necessary transfers on his behalf and, against receipt by the Company (on trust for such Called Seller) of the Consideration due to such Called Seller, deliver those transfers to the Purchaser (or as the Purchaser may direct).

1.4	On or prior to Completion, the Sellers shall produce and deliver:

(a)	each Delayed PoA duly executed by each Delayed Seller;

(b)	the Small Sellers’ SPA duly executed by each party thereto (other than the Purchaser);

(c)	the Trustee SPA duly executed by the Trustee;

(d)	transfers in respect of all of the Small Sellers’ Shares in favour of the Purchaser (or as the Purchaser may direct), duly executed on behalf of each of the Small Sellers pursuant to the powers granted pursuant to the Small Sellers’ PoAs, accompanied by the relevant share certificates (or an indemnity in a form satisfactory to the Purchaser (acting reasonably) in the case of any certificate found to be missing);

(e)	transfers in respect of all of the Shares held by a Delayed Seller in favour of the Purchaser (or as the Purchaser may direct), duly executed on behalf of each of the Delayed Sellers pursuant to the powers granted pursuant to the Delayed PoAs, accompanied by the relevant share certificates (or an indemnity in a form satisfactory to the Purchaser (acting reasonably) in the case of any certificate found to be missing);

(f)	transfers in respect of all of the Shares held by the Trustee in favour of the Purchaser (or as the Purchaser may direct), duly executed by the Trustee, accompanied by the relevant share certificates (or an indemnity in a form satisfactory to the Purchaser (acting reasonably) in the case of any certificate found to be missing);

(g)	duly executed Dragged Shares Transfers in respect of all the Dragged Shares accompanied by the relevant share certificates (or an indemnity in a form satisfactory to the Purchaser (acting reasonably) in the case of any certificate found to be missing);

(h)	duly executed Called Shares Transfers in respect of all the Called Shares accompanied by the relevant share certificates (or an indemnity in a form satisfactory to the Purchaser (acting reasonably) in the case of any certificate found to be missing);

(i)	an irrevocable power of attorney in favour of the Purchaser in the agreed form duly executed by or on behalf of each of the Small Sellers, the Delayed Sellers and the Trustee in respect of that person’s Shares to enable the Purchaser (pending registration of the relevant transfers) to exercise all voting and other rights attaching to such Shares and to appoint proxies for this purpose; and

(j)	evidence in a form reasonably satisfactory to the Purchaser of the release by Barclays Banks plc (Barclays) of the following charges:

(i)	fixed charge in respect of Freightliner Group Limited’s Barclays business premium account, created on 14 January 2015 (Reference: 0531 3119 0005);

(ii)	fixed charge in respect of Management Consortium Bid Limited’s Barclays business premium account number 30950378, created on 11 November 2008 (Reference: Charge No 7); and

(iii)	fixed charge in respect of Management Consortium Bid Limited’s Barclays business premium account, created on 14 January 2015 (Reference: 0295 7951 0008).

1.5	On Completion, each Seller shall use all corporate powers available to such Seller to procure the passing of a board resolution of the Company approving the following matters and deliver minutes of a duly convened and quorate board meeting of the Company (or the relevant Group Company) recording the same:

(a)	the registration of the share transfers referred to in paragraph 1.1(a) and 1.4 of this schedule subject only to their being duly stamped;

(b)	the execution in favour of the Purchaser or its nominee(s):

(i)	by any director of the Company authorised pursuant to Article 11.9 of the Articles and paragraph 1.3(a) above, of transfers in respect of the relevant Ordinary Shares and A Ordinary Shares (the Dragged Shares Transfers); and

(ii)	by any officer of the Company authorised pursuant to Article 11.4 of the Articles and paragraph 1.3(b) above, of transfers in respect of the relevant SFA Shares (the Called Shares Transfers);

(c)	the nomination of the Sellers’ Solicitors’ Account as the bank account of the Company into which the Company will receive any Consideration received by it pursuant to Article 11.4 and/or Article 11.9 of the Articles and, in respect of Article 11.9 of the Articles, the holding of such amounts on trust for the relevant Dragged Sellers (if any) and Called Sellers;

(d)	subject to the Outstanding Management Loan Amount being received in the Company’s Account, the issue and delivery to the relevant Management Sellers of a written acknowledgement of receipt of repayment in full of the Outstanding Management Loans in the agreed form;

(e)	the removal of the following persons as directors by way of resignation from the relevant Group Company specified below:

Name of director	Group Company
Thorsten Johnsen	RailInvest Holding Company Limited RailInvest Acquisitions Limited
Kevin Keough	RailInvest Holding Company Limited RailInvest Acquisitions Limited
Keith Mackay	RailInvest Holding Company Limited RailInvest Acquisitions Limited
Martin Tan	RailInvest Holding Company Limited RailInvest Acquisitions Limited

2	Purchaser’s Obligations

2.1	On Completion, the Purchaser shall:

(a)	pay the Consideration less:

(i)	the Outstanding Management Loan Amount; and less

(ii)	the aggregate of all Outstanding Loan Amounts (as defined in the Small Sellers’ SPA): and less

(iii)	the Non-cash Consideration Amount

to the Sellers, the Small Sellers, the Delayed Sellers, the Trustee, the Dragged Sellers and the Called Sellers by telegraphic transfer of immediately available funds to the Sellers’ Solicitors’ Account (which payment shall be an absolute discharge of the Purchaser who shall not be concerned to see to the allocation between recipients or the application of any such amount thereafter);

(b)	pay:

(i)	on behalf of the relevant Management Sellers, the Outstanding Management Loan Amount; and

(ii)	on behalf of the relevant Small Sellers and Delayed Sellers, the aggregate of all Outstanding Loan Amounts (as defined in the Small Sellers’ SPA);

to the Company by way of repayment in full of all amounts outstanding in relation to such loans and, in each case, procure that the Company delivers a written acknowledgement of receipt of such repayment in full to the relevant Management Sellers, Small Sellers and Delayed Sellers;

(c)	allot and issue to those Management Sellers, Small Sellers and Delayed Sellers who will receive part of the Consideration for their Shares by way of Non-Cash Consideration, such number and class of shares in the capital of the Purchaser as is agreed between the Purchaser and the Management Sellers;

(d)	pay or procure payment (in accordance with paragraph 2.2 below) of any Disclosed Seller Transaction Costs and Management Transaction Bonuses that have not been paid prior to Completion;

(e)	deliver to the Institutional Seller the Small Sellers’ SPA and the Trustee SPA duly executed by the Purchaser;

(f)	deliver to the Institutional Seller evidence that each of the Purchaser and the Purchaser’s Guarantor is authorised to execute this Agreement and any other Transaction Document to which it is a party; and

(g)	deliver to the Institutional Seller a copy (certified by the company secretary of the such entity to be a true copy of a resolution in force at Completion) of the resolution of the directors of the Purchaser authorising the execution by the Purchaser, and the resolution of the directors of the Purchaser’s Guarantor authorising the execution by the Purchaser’s Guarantor, of each of the Transaction Documents to which such person is a party.

2.2	The Sellers agree that the receipt of the Disclosed Seller Transaction Costs to the Sellers’ Solicitors’ Account shall constitute a full discharge of the Purchaser’s payment obligation in respect of such sums and the Purchaser shall not be concerned with the apportionment of the Disclosed Seller Transaction Costs or any other sums between any persons thereafter.

Schedule 4

Deliberately left blank

Schedule 5

Guarantee and Indemnity

1	Guarantee and Indemnity

1.1	The Purchaser’s Guarantor irrevocably and unconditionally:

(a)	guarantees to the Sellers as principal obligor the due and punctual performance and observance by the Purchaser of all the Purchaser’s obligations under the Transaction Documents;

(b)	undertakes with the Sellers that whenever the Purchaser does not perform or observe any obligation or requirement when due under or in connection with the Transaction Documents the Purchaser’s Guarantor shall immediately on demand perform or observe (or procure the performance or observation of) and satisfy (or procure the satisfaction of) the obligation or requirement (as appropriate) as if it was the principal obligor, so that the same benefits are conferred on the Sellers (to the extent possible) as they would have received if such obligation had been performed and satisfied by the Purchaser; and

(c)	agrees to indemnify the Sellers immediately on demand against any cost, loss, damage, expense or liability suffered by any Seller if any obligation or requirement referred to in paragraphs 1.1(a) and 1.1(b) becomes unenforceable, invalid or illegal as against the Purchaser. The amount of the cost, loss, damage, expense or liability shall be equal to the amount which any Seller would otherwise have been entitled to recover from the Purchaser,

(together the Guarantee Obligations).

2	Continuing Security

The Guarantee Obligations are to be a continuing security, guarantee and indemnity which shall remain in full force and effect until all of the obligations of the Purchaser under the Transaction Documents shall have been fulfilled or shall have expired in accordance with the terms of the Transaction Documents and these Guarantee Obligations are to be in addition and without prejudice to, and shall not merge with, any other right, remedy, guarantee, indemnity or security which the Sellers may now or hereafter hold in respect of all or any of the obligations or requirements of the Purchaser under the Transaction Documents. This guarantee and indemnity will extend to the ultimate balance of sums payable by the Purchaser under the Transaction Documents regardless of any intermediate payment or discharge in whole or part.

3	Avoidance or discharge of obligations

3.1	If any payment by the Purchaser or any discharge of any obligations or requirements of the Purchaser or any security for those obligations or requirements is avoided or reduced as a result of insolvency or similar events:

(a)	the liability of the Purchaser shall continue as if the payment or discharge and avoidance or reduction has not occurred; and

(b)	the Sellers shall be entitled to recover the value or amount of that security or payment from the Purchaser, as if the payment, discharge, avoidance or reduction had not occurred.

4	Sellers’ Protections

4.1	This guarantee and indemnity shall continue in full force and effect notwithstanding, and the liability of the Purchaser’s Guarantor under this guarantee and indemnity shall not be affected, impaired or discharged by reason of, any act, omission, matter or thing which but for this provision might operate to reduce, release or prejudice or otherwise exonerate the Purchaser’s Guarantor from its obligations (without limitation and whether or not known to it or the Sellers) hereunder including, without limitation:

(a)	any amendment (however fundamental), variation or modification to, or replacement of, any Transaction Document;

(b)	the taking, variation, compromise, exchange, renewal, release, refusal or neglect to perfect, take up or enforce any rights, remedies or securities against the Purchaser or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or, if appropriate, any failure to receive the full value of any security;

(c)	any incapacity, lack of power, authority or legal personality, dissolution, amalgamation, reconstruction, consolidation or change in the members or status or constitution, of the Purchaser, the Purchaser’s Guarantor, any Seller or any other person;

(d)	any time or indulgence or waiver or consent given to, or composition made with, the Purchaser, the Purchaser’s Guarantor or any other person;

(e)	any purported obligation of the Purchaser, the Purchaser’s Guarantor or any other person to the Sellers (or any security for such obligation) becoming wholly or partly void, invalid or unenforceable for any reason, whether or not known to the Sellers, the Purchaser or the Purchaser’s Guarantor;

(f)	the Purchaser becoming insolvent, going into receivership or liquidation or having an administrator appointed or becoming subject to any other procedure for the suspension of payments to or protection of creditors or any similar proceedings; or

(g)	any other act, omission, circumstance, matter or thing which, but for this provision, might operate to release, reduce or otherwise exonerate the Purchaser’s Guarantor from any obligations under this guarantee and indemnity.

5	Primary Obligations

This guarantee and indemnity shall constitute the primary obligations of the Purchaser’s Guarantor and the Sellers shall not be obliged to make any demand on the Purchaser or any other person before enforcing its rights against the Purchaser’s Guarantor under this guarantee and indemnity and the Purchaser’s Guarantor waives any right it may have of first requiring the Sellers (or any other person on its behalf) to proceed against or enforce any other right, security or claim against the Purchaser (or any other person). This waiver applies irrespective of any law or any provision of any Transaction Document to the contrary.

6	No Subrogation

6.1	Subject to paragraph 7 below, until all amounts which may be or become payable by the Purchaser under or in connection with any Transaction Document have been irrevocably paid in full the Purchaser’s Guarantor undertakes not to exercise any rights which it may have:

(a)	to be subrogated to or otherwise share in any security or monies held, received or receivable by the Sellers or to claim any right of contribution in relation to any payment made by the Purchaser’s Guarantor under any Transaction Document;

(b)	to enforce any of its rights of subrogation and indemnity against the Purchaser or any co-surety;

(c)	following a claim being made against the Purchaser’s Guarantor under paragraph 1 above, to demand or accept repayment of any monies due from the Purchaser to the Purchaser’s Guarantor or claim any set-off or counterclaim against the Purchaser; or

(d)	to claim or prove in a liquidation or other insolvency proceeding of the Purchaser or any co-surety in competition with any Seller.

7	Exercise of Subrogation

Following the making of a demand on the Purchaser’s Guarantor under paragraph 1 above the Purchaser’s Guarantor will (at its own cost) promptly take (or refrain from taking) such of the steps or actions as are referred to in paragraph 6 above as the Sellers may from time to time stipulate.

8	Turnover

The Purchaser’s Guarantor shall promptly pay to the Sellers an amount equal to any set-off, proof or counterclaim exercised by it against the Purchaser or any co-surety and shall hold in trust for, and promptly pay or transfer to, the Sellers any payment, distribution or benefit of security received by it, whether arising as a result of a breach of paragraph 6.1 above or compliance with directions given under paragraph 7 above.

Schedule 6

Management Warranties

In this Schedule, words and expressions defined and interpretations included in clause 1 of the SPA have the same meanings and interpretations, unless the context requires otherwise.

Environment means air (including air within any building or other natural or man-made structure whether above or below ground), water (including surface waters, underground waters, groundwater, coastal and inland waters and water within any natural or man-made structure), land (including land under water, surface land and sub-surface land), flora, fauna, ecosystems and man

Environmental Law means any and all applicable laws and international and EU treaties and by-laws, statutory guidance notes, codes of practice, circulars, decisions and/or judgments concerning the pollution or protection of the Environment which are in force and legally binding on the relevant Group Company as at the date of this Agreement

Event means any event, act, transaction or omission

Former Properties means any properties previously owned, leased or occupied by any Group Company but no longer so owned, leased or occupied as at the date of this Agreement and “Former Property” means any one of the Former Properties

Freehold Properties means the freehold properties identified in folders 2.9.1, 2.9.2 to 2.9.8 (inclusive), and 2.15.17 of the Data Room

Hazardous Substances means any natural or artificial substance, organism, preparation or article that (alone or combined with another substance, preparation or article) is or may be harmful to the Environment or a living organism, or which is prohibited or restricted under Environmental Laws (including any waste)

Indebtedness means borrowings and indebtedness in the nature of borrowings (including by way of acceptance credits, discounting or similar facilities, loan stocks, bonds, debentures, notes, overdrafts or any similar arrangements the purpose of which is to raise money) owed to any banking, financial, acceptance credit, lending or other similar institution or organisation

Intellectual Property Rights means all intellectual property rights, whether registered or not, including patents, petty patents, utility models, design patents, designs, copyright (including moral rights and neighbouring rights), database rights, rights in integrated circuits and other sui generis rights, trade marks, trading names, company names, service marks, logos, the get up of products and packaging, geographical indications and appellations and other signs used in trade, internet domain names, social media user names, rights in know-how and any rights of the same or similar effect or nature as any of the foregoing in any jurisdiction in which the Business operates as at the date of this Agreement

IT Systems means any and all computer, telecommunications and network equipment and/or computer software or programs used by each Group Company for the purposes of carrying on the business of the Group

Key Employees means Russell Mears, Adam Cunliffe, Paul Smart, Tim Shakerley, Dom McKenna, Darren Leigh, Konstantin Skorik, John McArthur and Frank Schuhholz

Leasehold Properties means the leasehold properties identified in folders 2.9.1, 2.9.2 to 2.9.8, 2.15.7, 3.8.1, 4.9.1, and 5.9 of the Data Room

Management Accounts means each of the unaudited management accounts of the Group for the nine 28-day periods from the Locked Box Date to 6 December 2014, which are contained in folder 2.3.2.5 of the Data Room

Material Contract means:

(a)	those contracts which generate revenue for the Group in excess of £2,000,000 per annum;

(b)	those contracts with suppliers of the Group which involve expenditure in excess of £1,000,000 per annum;

(c)	those asset finance and hire purchase agreements with lenders of the Group under which the Group has liabilities and/or amounts outstanding in excess of £1,000,000; and

(d)	those track access agreements and connection agreements to which a Group Company is party.

Material Insurance Policies means those insurance policies maintained (or required to be maintained pursuant to the terms of a Material Contract) by any Group Company

Previous Transaction Documents means each contract, agreement, transaction, arrangement and/or undertaking entered into by any Group Company in the three years prior to the date of this Agreement in relation to the acquisition or disposal of some or all of the shares in the capital of any person or of the whole or a significant part of the business or undertaking of any person

Properties means the Freehold Properties and the Leasehold Properties owned or leased by a Group Company

UK GAAP means all Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Task Force Abstracts issued or adopted by the Financial Reporting Council (or by its predecessor, the Accounting Standards Board)

1	THE COMPANY AND THE GROUP

1.1	The 376,393,854 Ordinary Shares, 100,000,000 A Ordinary Shares and, 350,000 SFA Shares constitute the whole of the allotted and issued share capital of the Company as at the date of this Agreement.

1.2	Each Group Company is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation.

1.3	No Group Company has or has agreed to acquire any interest in the share or loan capital of any body corporate other than a Group Company. No Group Company is or has agreed to become a member of any partnership, joint venture, consortium or other incorporated or unincorporated association.

1.4	With the exception of the Company, Freightliner Australia Pty Ltd and ERS Railways B.V., a Group Company directly or indirectly owns free from any Encumbrance the whole of the issued share capital of each of the Group Companies.

1.5	The allotted and issued shares in the capital of Freightliner Australia Pty Ltd and ERS Railways B.V. are legally and beneficially owned by the persons stated in schedule 7.

1.6	The information set out in schedule 7 is true, accurate and not misleading.

1.7	In respect of boxXpress.de GmbH:

(a)	ERS Railways B.V. legally and beneficially owns one share in the capital of boxXpress.de GmbH of nominal amount EUR 117,500 free from any Encumbrance;

(b)	Eurogate Intermodal GmbH holds one share in the capital of boxXpress.de GmbH of nominal amount EUR 95,000; and

(c)	TX Logistik AG holds one share in the capital of boxXpress.de GmbH of nominal amount EUR 37,500,

and together such shareholdings represent the whole of the issued share capital of boxXpress.de GmbH.

1.8	Except as required by this Agreement, there are no agreements or arrangements in force which provide for the present or future creation, allotment, issue, transfer, redemption or repayment of, or grant to any person of the right (whether conditional or otherwise) to require the allotment, issue, transfer, redemption or repayment of, any share or loan capital in any Group Company.

1.9	All shareholder agreements, joint venture agreements, investment agreements and all other contracts, agreements, deeds or documents, relating to any holding of shares in any Group Company which are not held by another Group Company as at the date of this Agreement (if any) (i) will terminate in accordance with their terms or will be terminated on and with effect from Completion or (ii) are contained in folder 4.12 and 5.1.5 of the Data Room.

2	MANAGEMENT WARRANTIES

2.1	All facts contained in each of the Vendor Due Diligence Reports were, on the date on which each such Vendor Due Diligence Report was issued, accurate in all material respects (and where any matter is attributed in the Vendor Due Diligence Reports to the management of the Group or preceded or qualified in the Vendor Due Diligence Reports by the words “we have been informed by management that” or similar words, such matter shall be deemed to be a reference to the factual information contained in that Vendor Due Diligence Report, for the purposes of this paragraph 2.1) and the information contained in the Q&A spreadsheet which is document 2.15.16 in the Data Room is not misleading in any material respect.

2.2	There is no fact, matter or circumstance which may, by omission or otherwise, render any of the Vendor Due Diligence Reports inaccurate or misleading in any material respect.

2.3	The Business Plan was prepared by the Warrantors in good faith and the achievability of the projected aggregated EBITDA for the Group set out in the Business Plan has not as at the date of this Agreement been disproved in light of all events or circumstances which have arisen or become known to the Warrantors since the preparation of the Business Plan.

2.4	The answers given by the Warrantor in his Manager’s Questionnaire are accurate and not (whether by omission or otherwise) misleading in any respect.

3	LOCKED BOX ACCOUNTS AND MANAGEMENT ACCOUNTS

3.1	The Locked Box Accounts:

(a)	have been prepared in accordance with UK GAAP and comply in all material respects with the requirements of the Companies Act 2006; and

(b)	show a true and fair view of the state of affairs of the Group and its assets and liabilities as at the Locked Box Date and of its profits and losses for the financial year ended on the Locked Box Date.

3.2	The Management Accounts have been prepared in a manner consistent in all material respects with the accounting policies adopted in the preparation of the Locked Box Accounts and, having regard for the purpose for which they have been prepared, the Management Accounts are not misleading and do not overstate the assets or the profits of the Group in respect of the period from the Locked Box Date to 6 December 2014.

4	CONDUCT SINCE THE LOCKED BOX DATE

4.1	Since the Locked Box Date (and taken as a whole over such period) in relation to each of the Group Companies:

(a)	each Group Company has carried on its business in the ordinary and usual course of business and there has been no material and adverse change in the financial or trading position of a Group Company;

(b)	no Group Company has declared, authorised, paid or made any dividend or other distribution or return of capital or income to any person other than a Group Company;

(c)	no Group Company has issued (or agreed to issue) any share or loan capital or other similar interest;

(d)	no resolution has been passed by the shareholders of any Group Company;

(e)	no Group Company has repaid any Indebtedness in advance of its stated maturity and no Group Company has any new Indebtedness that is not reflected within the Management Accounts;

(f)	no Group Company has entered into any contract, liability or commitment (whether in respect of capital expenditure or otherwise), which:

(i)	cannot be performed within its terms within three years after the date on which it was entered into or cannot be terminated on less than six months’ notice;

(ii)	is a loss making contract, liability or commitment for the Group Company;

(iii)	involved expenditure, which is not in the ordinary course, of more than £500,000; or

(iv)	involved the acquisition or disposal, or agreement to acquire or dispose of, any one or more assets in a single transaction or series of connected transactions, where the value of such asset or assets exceeds £100,000;

(g)	no Group Company has made or promised to make any changes in terms of employment, including pension fund commitments and any other cash or non-cash employee incentive commitments, which taken together could increase the total staff costs of the Group by more than 5% per annum or the remuneration (including any non-cash benefits) of any one director or employee by more than £25,000 per annum; and

(h)	no Group Company’s business has been materially and adversely affected by the termination of, or a change in the terms of, an agreement or by the loss of a customer, supplier or lender (including pursuant to a hire purchase or financial leasing agreement).

5	INDEBTEDNESS

5.1	No Group Company has any material Indebtedness to any person outside the Group other than Indebtedness owing pursuant to agreements or instruments, true and complete copies of which are set out in folder 4.3.3 of the Data Room (Debt Instruments).

5.2	No event that is an event of default under, or any material breach of, any Debt Instrument, or that would entitle any third party to call for repayment of material Indebtedness of any Group Company prior to normal maturity, has occurred or been alleged.

5.3	None of the Group Companies have entered into any hedging or other arrangement relating to the management of any interest rate, commodity price or exchange rate liabilities.

5.4	None of the Group Companies have entered into any guarantee or agreement for indemnity or for suretyship in respect of any debt, liability or obligation of any third party.

5.5	In the 12 months immediately preceding the date of this Agreement no Group Company has factored, sold or discounted any of its debts or granted credit terms exceeding 60 days.

6	COMPLIANCE WITH LAWS AND MATERIAL LITIGATION

6.1	All authorisations, licences, permits, certificates and consents required under applicable law, regulatory requirements and/or safety standards (the “Licences”) by each Group Company for carrying on its business as conducted or operated as at the date of this Agreement have been obtained and are in full force and effect and are not subject to conditions or constraints and there are no circumstances existing that would indicate that any such Licence will or may be modified, revoked, suspended or not renewed.

6.2	In relation to the Group’s businesses, in the three years prior to the date of this Agreement and at the date of this Agreement there are no and there have not been any investigations, enforcement or disciplinary proceedings initiated by a regulator concerning any of the Group Companies or their respective directors or employees.

6.3	The Group has at all times during the three years prior to the date of this Agreement conducted its business in all material respects in accordance with applicable laws, regulatory requirements and safety standards.

6.4	No Group Company is engaged in, or has in the two years prior to the date of this Agreement received notice of, any material litigation, dispute, tribunal or arbitration proceedings in respect of which the liability of the Group is likely to be in excess of £100,000.

7	MATERIAL AGREEMENTS

7.1	True, accurate and complete (in all material respects) copies of all Material Contracts which are on written terms are contained in folders 2.3.5, 2.9, 2.10, 2.11, 2.14, 2.15, 3.8, 3.9, 3.10, 3.14, 3.15, 4.9, 4.10, 4.11, 4.15, 4.16, 5.10, 5.11, 5.15, 5.16 and 5.17 of the Data Room and such Material Contracts contain (in all material respects) the entire agreement or arrangement between the relevant parties to such contracts. Each Material Contract is valid and subsisting and in full force and effect.

7.2	No Group Company has (within the 12 months immediately preceding the date of this Agreement) been notified in writing by, or given written notification to, any person with whom such Group Company has entered into a Material Contract, that such Group Company or such party, as the case may be, is in material breach of such Material Contract.

7.3	No party with whom a Group Company has entered into a Material Contract has (within the 12 months immediately preceding the date of this Agreement) given notice in writing to such Group Company of its intention to terminate, repudiate or disclaim such Material Contract.

7.4	No party with whom a Group Company has entered into a Material Contract has (within the 12 months immediately preceding the date of this Agreement) indicated an intention to not renew such Material Contract upon the expiry of its term on substantially the same terms as are currently contained in such Material Contract.

7.5	None of the Group Companies is a party to any Material Contract entered into other than in the usual course of its business or which is not of an entirely arm’s length nature.

8	INTELLECTUAL PROPERTY

8.1	All the material Intellectual Property Rights used or exploited by any Group Company are either legally or beneficially owned by or validly licensed to a Group Company.

9	ASSETS

9.1	Each Group Company owns or has the right to use each material asset used by it, as at the date of this Agreement, in the conduct or operation of the business as conducted or operated as at the date of this Agreement, all such assets are fit for purpose and no such assets are subject to any Encumbrance.

9.2	Each Group Company owns or has the right to use each material asset necessary for the effective operation of its business as conducted or operated as at the date of this Agreement.

10	GRANTS

Other than the Mode Shift Revenue Support scheme, none of the Group Companies have applied for any investment grant, employment subsidy or other similar payment and no such grant, subsidy or payment paid or due to be paid to the Group Companies is or may be liable to be refunded, withheld or refused (in whole or in part) in consequence of anything which the Group Companies have done or omitted to do (or have agreed to do or omit to do) or for any other reason.

11	IT SYSTEMS

11.1	The Group Companies legally and beneficially own or have authority to access and use all IT Systems required for the operation of the business as conducted or operated as at the date of this Agreement.

11.2	In the 12 months prior to the date of this Agreement, none of the Group Companies have suffered any failure, virus or breakdown of any part of the IT Systems which has caused any material disruption or interruption to its use by a Group Company.

12	ENVIRONMENTAL MATTERS

12.1	No Hazardous Substances have during the past two years been disposed of, stored, kept or caused to be first present by any Group Company on, in or under any of the Properties or Former Properties, nor in water or the ground or groundwater on or under the Properties or Former Properties, in material breach by the Group Company of Environmental Laws.

12.2	No Group Company has received written notice from any regulatory authority that the condition of any of the Properties is such that any material outstanding investigation, treatment, remediation or other such works are required of the Group Company under Environmental Laws, nor in respect of the condition of the Former Properties that the cost of any such works would be recovered from any Group Company under such laws.

13	INSURANCE

13.1	Copies of all Material Insurance Policies are contained in folders 2.7, 3.6, 4.7 and 5.7 of the Data Room and in respect of the Material Insurance Policies:

(a)	all such policies are in full force and effect and all premiums have been duly paid when due;

(b)	comply with applicable regulatory requirements for rail freight operators and the contractual obligations of the Group Companies; and

(c)	there have been no breach of terms, conditions or warranties of any of the policies which would entitle insurers to decline to pay all or any part of any claim made under the policies or to terminate any policy.

13.2	Details of all outstanding individual insurance claims in excess of £100,000 are contained in folders 2.7, 3.15.2 and 4.13 of the Data Room.

14	EMPLOYEES

14.1	Neither the Sellers nor any Group Company is required to consult or seek the approval of any trade union, works council, staff association or any other employee representative body in connection with this Transaction.

14.2	No Group Company is involved in and no fact or circumstance exists which might reasonably be expected to give rise to a dispute with a trade union, works council, staff association or other body representing any of the relevant Group Company’s employees and no Group Company has in the year immediately preceding the date of this Agreement received a request for trade union representation.

14.3	No Group Company has any outstanding liability for breach or termination of an employment contract or consultancy agreement or any breach of any statutory or regulatory obligations relevant to the relations between the relevant Group Company and its current or former directors, employees, workers or consultants or any agency workers supplied to it.

14.4	At all times during the three years prior to the date of this Agreement, each Group Company has complied in all material respects with each obligation imposed on it by, and each order and award made under, statute, regulation, code of conduct, collective agreement, custom and practice, relevant to the relations between it and its current or former employees, workers or consultants or a trade union or by the contracts of employment with its employees or terms of engagement with its consultants.

14.5	Folders 2.4, 2.14.5, 3.4, 3.14.2, 3.15.5, 4.4, 5.4, 5.16.2, and 5.17 of the Data Room contain true, accurate and not misleading:

(a)	copies of the terms and conditions of employment of each Key Employee, any employee handbook or similar document applicable to any of the Key Employees and all policies relating to the provision of benefits applicable to any Key Employee;

(b)	copies of the standard terms and conditions of employment of each grade or category of employee of each Group Company, any employee handbook or similar document and all policies relating to the provision of benefits applicable to each grade or category of employee of each Group Company;

(c)	copies of each agreement under which an individual is supplied to perform services to any Group Company but who is not considered by the Group to be an employee of the Group with details of the average number of such individuals who have been supplied to each relevant Group Company in the three years prior to the date of this Agreement;

(d)	copies of all written policies, whether contractual or discretionary relating to redundancy, severance or the termination of employment applicable to any employees of any Group Company;

(e)	copies of all agreements or details of all arrangements between any Group Company and any trade union, works council, staff association or other body representing any of its employees;

(f)	all retention arrangements and change of control provisions applicable to any employees, workers, officers, directors or consultants of any Group Company; and

(g)	copies of all share incentive, share option, profit sharing, commission, bonus or other incentive arrangements for any director, officer, worker or employee of any Group Company including details of numbers of employees eligible to participate, maximum and target bonus opportunities and details of amounts accrued to date as at the date of this Agreement.

14.6	No Group Company has given notice of termination to or received notice of resignation from any Key Employee.

14.7	No Group Company has within the 12 month period ending on the date of this Agreement given notice of redundancies to the relevant Secretary of State or started consultations with appropriate representatives under Chapter II of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 (or given notice of redundancies to relevant local authorities under similar laws or regulations in any other jurisdiction).

15	PENSIONS

15.1	Other than in respect of the Pension Schemes, no Group Company participates in or contributes to any “occupational pension scheme”, “personal pension scheme” (both terms as defined in section 1 of the Pension Schemes Act 1993) or other arrangement providing benefits on retirement, cessation of employment, ill-health, injury or death nor has any Group

Company announced any proposal to enter into or establish any other occupational pension scheme or to contribute to a personal pension scheme or to enter into, establish or contribute to any other arrangement referred to above.

15.2	All material details of the Pension Schemes have been provided in the Disclosure Letter, including (without limitation) copies of all relevant trust instruments, rules and other documents governing the Pension Schemes, members’ booklets and announcements, with all details necessary to establish the accrued rights and entitlements to benefits of members of the Pension Schemes.

15.3	The Pension Schemes are in receipt of relevant local tax approvals and registrations and the Warrantors are not aware of any matter which might cause such approvals or registrations to be withdrawn.

15.4	The Group Companies have complied with all material obligations in relation to the Pension Schemes and no amount due in respect of the Pension Schemes is unpaid.

16	ACQUISITIONS AND DISPOSALS

All the Previous Transaction Documents are contained in folders 3.1.3.2.1 and 4.15.1 of the Data Room. No Group Company has any outstanding obligations or liabilities (whether actual, prospective or contingent) under any Previous Transaction Document.

17	REAL PROPERTY

17.1	Folders 2.9.1, 2.9.2 to 2.9.8 (inclusive), 2.15.17, 3.8.1, 4.9.1 and 5.9 of the Data Room contains complete and accurate details of each of the Properties.

17.2	The Properties comprise of all the premises and land owned, occupied or otherwise used by the business of any Group company or in which a Group Company has an interest.

17.3	The relevant Group Company has good title to the Freehold Properties

17.4	All information provided by the Warrantors or any Group Company (or any director, officer, employee, consultant or adviser thereof) to Bond Dickinson LLP in connection with the preparation of the certificates of title attached to the Disclosure Letter was true, accurate and not misleading at the time it was provided to Bond Dickinson LLP.

17.5	Each relevant Group Company is entitled to occupy and use the Leasehold Properties in accordance with the terms of such leases and licences.

17.6	No Group Company has received any written notice of any outstanding actions, disputes, claims or demands in relation to any of the Properties which could have a material effect on the use of such Properties for the purposes of the business of the relevant Group Company.

18	EFFECT OF SALE

18.1	Neither the execution nor the performance of this Agreement or any document to be executed at or before Completion will:

(a)	result in any Group Company losing any licence, subsidy or grant which it enjoys at the date of this Agreement in accordance with the terms of the relevant licence, subsidy or grant;

(b)	result in the creation, imposition, crystallisation or enforcement of any security on or over any material assets, property or undertaking of any Group Company;

(c)	conflict with, result in a breach of, give rise to an event of default under, require the consent of a person under, enable a person to terminate, or relieve a person from an obligation under any Material Contract or Debt Instrument; or

(d)	require or result in any obligation on any Group Company to repay or prepay any Indebtedness.

19	SOLVENCY

19.1	No order has been made, petition presented or resolution passed for the winding up of any Group Company or for the appointment of a liquidator or provisional liquidator to any Group Company.

19.2	No administrator has been appointed in relation to any Group Company. No notice has been given or filed with the court of an intention to appoint an administrator. No petition or application has been presented or order made for the appointment of an administrator in respect of any Group Company.

19.3	No receiver or administrative receiver has been appointed, nor any notice given of the appointment of any such person, over the whole or part of the Business.

19.4	No voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of the any Group Company.

19.5	No Group Company is insolvent or unable to pay (within the meaning of section 123 of the Insolvency Act 1986) its Third Party Debts. For this purpose, Third Party Debts means any debts owed by any Group Company to any person other than another Group Company or a Seller or any of his or its Related Persons.

19.6	No Group Company is, in any jurisdiction, subject to or threatened by any other procedures or steps which are analogous to those set out above.

20	BROKERAGE OR COMMISSIONS

No person is entitled to receive a material finder’s fee, brokerage or commission from any Group Company in connection with this Agreement or any of the other Transaction Documents.

21	TAX

21.1	Each Group Company has in the last six years duly, and within any applicable time limits, made all returns required to be made to all relevant Taxation Authority and all such returns were complete and accurate in all material respects and no Group Company is involved in any current dispute with or investigation by any Tax Authority or has in the last six years been the subject of any dispute with or investigation by any Taxation Authority and there are no circumstances which could give rise to such a dispute or investigation.

21.2	Each Group Company has paid all Tax which it has become liable to pay and is not, and has not in the six years prior to the date of this Agreement been, liable to pay a penalty, surcharge, fine or interest in connection with Tax.

21.3	Each Group Company is, and has at all times in the last six years been, resident for tax purposes in its place of incorporation and has not been treated as resident in any other jurisdiction for any tax purpose (including any double taxation arrangement). No Group Company is subject to tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business in that jurisdiction.

21.4	Each Group Company is registered for the purposes of VAT in its jurisdiction of incorporation and has complied in all material respects with all other applicable VAT legislation and in particular has filed all returns and made all payments of VAT required of it on a timely basis.

21.5	The provisions of the Capital Allowances Act 2001 have been consistently applied to all qualifying expenditure incurred by a Group Company within the charge to UK corporation tax, including (but not restricted to) that assets have been correctly allocated to the main pool for the purposes of Part 2 of the Capital Allowances Act 2001 and that section 67 CAA 2001 or sections 70A-YJ of the Capital Allowances Act 2001 do not apply to the lease agreements entered into between Freightliner Heavy Haul Limited and Freightliner PL Sp z.o.o.

21.6	All returns and filings which are required to be made to the Polish Tax Authority in respect of the liability of Freightliner PL Sp z.o.o. to Polish withholding tax have been properly and correctly made or will be properly and correctly made before 31 March 2015 and any liability to pay any amounts of Polish withholding tax (including interest and penalties) has been discharged or will be discharged before 31 March 2015.

Schedule 7

The Subsidiaries

Company Name	RailInvest Acquisitions Ltd

Registered Number	06522985

Place of Incorporation	England and Wales

Address of Registered Office	3rd Floor, The Podium, 1 Eversholt Street, London, NW1 2FL

Type of Company	Private Company - Limited by Shares

Issued Share Capital	161,369,090 Ordinary Shares

Shareholder	RailInvest Holding Company Ltd

Directors	Thorsten Johnsen, Kevin Keough, Darren Leigh, Keith Mackay, Peter Maybury, Russell Mears, Martin Tan.

Secretary	Darren Leigh

Accounting Reference Date	31st March

Company Name	Freightliner Group Ltd

Registered Number	05313119

Place of Incorporation	England and Wales

Address of Registered Office	3rd Floor, The Podium, 1 Eversholt Street, London, NW1 2FL

Type of Company	Private Company - Limited by Shares

Issued Share Capital	445,666,667 Ordinary Shares 14,600,000 Key Manager Shares 6,400,000 SFA Shares

Shareholder	RailInvest Acquisitions Ltd

Directors	Adam Cunliffe, Darren Leigh, Peter Maybury, Dom McKenna, Russell Mears, Tim Shakerley, Paul Smart

Secretary	Kevin Utting

Accounting Reference Date	31st March

Company Name	Freightliner Acquisitions Ltd

Registered Number	05313136

Place of Incorporation	England and Wales

Address of Registered Office	3rd Floor, The Podium, 1 Eversholt Street, London, NW1 2FL

Type of Company	Private Company - Limited by Shares

Issued Share Capital	45,314,447 Ordinary Shares

Shareholder	Freightliner Group Ltd

Directors	Adam Cunliffe, Darren Leigh, Peter Maybury, Dom McKenna, Russell Mears, Tim Shakerley, Paul Smart

Secretary	Kevin Utting

Accounting Reference Date	31st March

Company Name	Management Consortium Bid Ltd

Registered Number	02957951

Place of Incorporation	England and Wales

Address of Registered Office	3rd Floor, The Podium, 1 Eversholt Street, London, NW1 2FL

Type of Company	Private Company - Limited by Shares

Issued Share Capital	62,500,000 Ordinary Shares 375,000,000 Ordinary A Shares 109,605,000 Founder Ordinary Shares 77,895,000 Ordinary Plus Shares

Shareholder	Freightliner Acquisitions Ltd

Directors	Adam Cunliffe, Darren Leigh, Peter Maybury, Dom McKenna, Russell Mears, Tim Shakerley, Paul Smart

Secretary	Kevin Utting

Accounting Reference Date	31st March

Company Name	Freightliner Ltd

Registered Number	03118392

Place of Incorporation	England and Wales

Address of Registered Office	3rd Floor, The Podium, 1 Eversholt Street, London, NW1 2FL

Type of Company	Private Company - Limited by Shares

Issued Share Capital	20,000 Ordinary Shares

Shareholder	Management Consortium Bid Ltd

Directors	Adam Cunliffe, Darren Leigh, Peter Maybury, Dom McKenna, Russell Mears, Tim Shakerley, Paul Smart

Secretary	Kevin Utting

Accounting Reference Date	31st March

Company Name	Freightliner Heavy Haul Ltd

Registered Number	03831229

Place of Incorporation	England and Wales

Address of Registered Office	3rd Floor, The Podium, 1 Eversholt Street, London, NW1 2FL

Type of Company	Private Company - Limited by Shares

Issued Share Capital	1 Ordinary Share

Shareholder	Management Consortium Bid Ltd

Directors	Adam Cunliffe, Darren Leigh, Peter Maybury, Dom McKenna, Russell Mears, Tim Shakerley, Paul Smart

Secretary	Kevin Utting

Accounting Reference Date	31st March

Company Name	Freightliner Railports Limited

Registered Number	05928006

Place of Incorporation	England and Wales

Address of Registered Office	3rd Floor, The Podium, 1 Eversholt Street, London, NW1 2FL

Type of Company	Private Company - Limited by Shares

Issued Share Capital	100 Ordinary Shares

Shareholder	Freightliner Ltd

Directors	Adam Cunliffe, Darren Leigh, Peter Maybury, Dom McKenna, Russell Mears, Tim Shakerley, Paul Smart

Secretary	Kevin Utting

Accounting Reference Date	31st March

Company Name	Freightliner Maintenance Ltd

Registered Number	05713164

Place of Incorporation	England and Wales

Address of Registered Office	3rd Floor, The Podium, 1 Eversholt Street, London, NW1 2FL

Type of Company	Private Company - Limited by Shares

Issued Share Capital	1 Ordinary Share

Shareholder	Freightliner Group Ltd

Directors	Adam Cunliffe, Darren Leigh, Peter Maybury, Dom McKenna, Russell Mears, Tim Shakerley, Paul Smart

Secretary	Kevin Utting

Accounting Reference Date	31st March

Company Name	UK Bulk Handling Services Ltd

Registered Number	08568433

Place of Incorporation	England and Wales

Address of Registered Office	3rd Floor, The Podium, 1 Eversholt Street, London, NW1 2FL

Type of Company	Private Company - Limited by Shares

Issued Share Capital	1 Ordinary Share

Shareholder	Freightliner Group Ltd

Directors	Adam Cunliffe, Darren Leigh, Peter Maybury, Dom McKenna, Russell Mears, Tim Shakerley, Paul Smart

Secretary	Kevin Utting

Accounting Reference Date	31st March

Company Name	Freightliner Middle East Ltd

Registered Number	07982095

Place of Incorporation	England and Wales

Address of Registered Office	3rd Floor, The Podium, 1 Eversholt Street, London, NW1 2FL

Type of Company	Private Company - Limited by Shares

Issued Share Capital	1 Ordinary Share

Shareholder	Freightliner Group Ltd

Directors	Adam Cunliffe, Darren Leigh, Peter Maybury, Dom McKenna, Russell Mears, Tim Shakerley, Paul Smart

Secretary	Kevin Utting

Accounting Reference Date	31st March

Company Name	Autoliner Ltd

Registered Number	03891898

Place of Incorporation	England and Wales

Address of Registered Office	3rd Floor, The Podium, 1 Eversholt Street, London, NW1 2FL

Type of Company	Private Company - Limited by Shares

Issued Share Capital	2 Ordinary Shares

Shareholder	Management Consortium Bid Ltd

Directors	Adam Cunliffe, Peter Maybury, Russell Mears, Paul Smart,

Secretary	Kevin Utting

Accounting Reference Date	31st March

Company Name	Freightliners Ltd

Registered Number	03281655

Place of Incorporation	England and Wales

Address of Registered Office	3rd Floor, The Podium, 1 Eversholt Street, London, NW1 2FL

Type of Company	Private Company - Limited by Shares

Issued Share Capital	1 Ordinary Share

Shareholder	Management Consortium Bid Ltd

Directors	Adam Cunliffe, Peter Maybury, Russell Mears, Paul Smart,

Secretary	Kevin Utting

Accounting Reference Date	31st March

Company Name	Freightliner Scotland Ltd

Registered Number	SC181990

Place of Incorporation	Scotland

Address of Registered Office	Freightliner Terminal, Gartsherrie Road, Coatbridge, Lanarkshire, ML5 2DR

Type of Company	Private Company - Limited by Shares

Issued Share Capital	2 Ordinary Shares

Shareholder	Management Consortium Bid Ltd

Directors	Adam Cunliffe, Peter Maybury, Russell Mears, Paul Smart,

Secretary	Kevin Utting

Accounting Reference Date	31st March

Company Name	Logico Freight Ltd

Registered Number	04993080

Place of Incorporation	England and Wales

Address of Registered Office	3rd Floor, The Podium, 1 Eversholt Street, London, NW1 2FL

Type of Company	Private Company - Limited by Shares

Issued Share Capital	2 Ordinary Shares

Shareholder	Management Consortium Bid Ltd

Directors	Adam Cunliffe, Peter Maybury, Russell Mears, Paul Smart,

Secretary	Kevin Utting

Accounting Reference Date	31st March

Company Name	Logico Transport Ltd

Registered Number	04993075

Place of Incorporation	England and Wales

Address of Registered Office	3rd Floor, The Podium, 1 Eversholt Street, London, NW1 2FL

Type of Company	Private Company - Limited by Shares

Issued Share Capital	2 Ordinary Shares

Shareholder	Management Consortium Bid Ltd

Directors	Adam Cunliffe, Peter Maybury, Russell Mears, Paul Smart,

Secretary	Kevin Utting

Accounting Reference Date	31st March

Company Name	Freightliner Australia Pty Ltd

Registered Number	ACN 122 522 123

Place of Incorporation	New South Wales

Address of Registered Office	PYMBLE CORPORATE CENTRE BUILDING1 SUITE1’ 20 BRIDGE STREET PYMBLE NSW 2073

Type of Company	Australian Proprietary Company - Limited By Shares

Issued Share Capital	79,900 Class A Shares 14,100 Class B Shares

Shareholder

79,900 Class A Shares – Freightliner Group Limited

5,937 Class B Shares - 147 150 141 53 HUDSON ROAD PTY LIMITED

5,937 Class B Shares - 123 720 310 JOLENICA GROUP PTY LTD

2,226 Class B Shares - 123 720 347 INTO THE BLACK PTY LTD

Directors	Adam Cunliffe, John McArthur, Russell Mears, Nalin Weerakoon.

Secretary	Nalin Weerakoon

Accounting Reference Date	31st March

Company Name	FLA Coal Services Pty Ltd

Registered Number	ACN 137 483 240

Place of Incorporation	New South Wales

Address of Registered Office	PYMBLE CORPORATE CENTRE BUILDING1 SUITE1’ 20 BRIDGE STREET PYMBLE NSW 2073

Type of Company	Australian Proprietary Company - Limited By Shares

Issued Share Capital	100 Class A Shares

Shareholder	Freightliner Australia Pty Ltd (ACN 122 522 123)

Directors	Adam Cunliffe, John McArthur, Russell Mears, Nalin Weerakoon.

Secretary	Nalin Weerakoon

Accounting Reference Date	31st March

Company Name	Freightliner Australia Coal Haulage Pty Ltd

Registered Number	ACN 137 483 713

Place of Incorporation	New South Wales

Address of Registered Office	PYMBLE CORPORATE CENTRE BUILDING1 SUITE1’ 20 BRIDGE STREET PYMBLE NSW 2073

Type of Company	Australian Proprietary Company - Limited By Shares

Issued Share Capital	100 Class A Shares

Shareholder	FLA Coal Services Pty Ltd (ACN 137 483 240)

Directors	Adam Cunliffe, John McArthur, Russell Mears, Nalin Weerakoon.

Secretary	Nalin Weerakoon

Accounting Reference Date	31st March

Company Name	ERS Railways B.V.

Registered Number	Chamber of Commerce: 24288127

Place of Incorporation	Rotterdam (The Netherlands)

Address of Registered Office	Albert Plesmanweg 61B, 3088 GB Rotterdam, The Netherlands

Type of Company	Private Company - Limited by Shares

Issued Share Capital	EUR 24,000

Shareholder	Freightliner Group Ltd, Frank Schuhholz, Bernd Decker

Directors	Frank Schuhholz, Dom McKenna, Russell Mears

Secretary	n/a

Accounting Reference Date	31st March

Company Name	ERS European Railways GmbH

Registered Number	Chamber of Commerce: HRB 92437

Place of Incorporation	Frankfurt an Main, Germany

Address of Registered Office	Münchener Strasse 49, 60329 Frankfurt am Main, Germany

Type of Company	Private Company - Limited by Shares

Issued Share Capital	EUR 25,000

Shareholder	ERS Railways B.V.

Directors	Frank Schuhholz

Secretary	n/a

Accounting Reference Date	31st March

Company Name	Freightliner PL Sp. z. o .o

Registered Number	KRS: 0000242909

Place of Incorporation	Poland

Address of Registered Office	Jasna 15 Street, Warsaw

Type of Company	Private Company - Limited by Shares

Issued Share Capital	PLN 1 000 000

Shareholder	Freightliner Group Limited

Directors	Russell Mears, Paul Smart, Dom McKenna, Konstantin Skorik, Wojciech Jurkiewicz, Krzysztof Wróbel

Secretary	N/A

Accounting Reference Date	31st March

Company Name	Freightliner Maintenance Europe Sp. z. o .o

Registered Number	KRS: 0000377787

Place of Incorporation	Poland

Address of Registered Office	Jasna 15 Street, Warsaw

Type of Company	Private Company - Limited by Shares

Issued Share Capital	PLN 50 000

Shareholder	Freightliner PL Sp. z. o .o.

Directors	Russell Mears, Paul Smart, Konstantin Skorik, Wojciech Jurkiewicz, Krzysztof Wróbel

Secretary	N/A

Accounting Reference Date	31st March

Company Name	Rail Services Europe Sp. z o. o.

Registered Number	KRS: 0000377881

Place of Incorporation	Poland

Address of Registered Office	Ściegiennego 28 Street, Szczecin

Type of Company	Private Company - Limited by Shares

Issued Share Capital	PLN 50 000

Shareholder	Freightliner PL Sp. z. o .o.

Directors	Russell Mears, Paul Smart, Konstantin Skorik, Wojciech Jurkiewicz, Krzysztof Wróbel

Secretary	N/A

Accounting Reference Date	31st March

Company Name	Koleje Wschodnie Sp. z o. o.

Registered Number	KRS: 0000392118

Place of Incorporation	Poland

Address of Registered Office	Jasna 15 Street, Warsaw

Type of Company	Private Company - Limited by Shares

Issued Share Capital	PLN 50 000

Shareholder	Freightliner PL Sp. z. o .o. (90,2%), Rail Services Europe Sp. z o. o. (9,8%)

Directors	Konstantin Skorik, Krzysztof Wróbel

Secretary	N/A

Accounting Reference Date	31st March

Company Name	Freightliner DE GmbH

Registered Number	HRB 127375 B

Place of Incorporation	Germany

Address of Registered Office	Straße am Flugplatz 6a, 12487 Berlin

Type of Company	Private Company - Limited by Shares

Issued Share Capital	EUR 25 000

Shareholder	Freightliner PL Sp. z. o .o.

Directors	Paul Smart, Konstantin Skorik, Wojciech Jurkiewicz, Krzysztof Wróbel

Secretary	N/A

Accounting Reference Date	31st March